                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          PLAYERS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         32,100,237
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $0.25 (reflects increase of consideration from $8.25 to $8.50)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $8,025,059
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $1,605
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            AMENDED PROXY STATEMENT
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The board of directors of Players International, Inc. has agreed on a merger with Harrah's Entertainment, Inc. If the merger is completed, the Players stockholders will receive $8.50 in cash for each share of Players common stock which they own. As a result of the merger, Players will become a wholly-owned subsidiary of Harrah's.

    We cannot complete the merger unless we receive approval from our stockholders. We are sending you this proxy statement to ask you to vote in favor of the merger. We will hold a special meeting of our stockholders on October 28, 1999 for this vote. This meeting will be in place of the previously scheduled special meeting, which was to be held September 14, 1999 to approve the merger of Players and Jackpot Enterprises, Inc. but has been cancelled. Players terminated the merger agreement with Jackpot to enter into a new merger agreement with Harrah's.

    Your vote is very important. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend the stockholders' meeting. Note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR the merger.

    We encourage you to read this entire document carefully. You may also obtain information about Players from publicly available documents that are filed with the Securities and Exchange Commission.

    I am very enthusiastic about the merger and the strength and capabilities we expect from the combined companies. I join the members of the board of directors in recommending that you vote in favor of the merger.

Sincerely,


            [LOGO]
John Groom
President, Chief Executive Officer and
Chief Operating Officer
Players International, Inc.

            THE DATE OF THIS PROXY STATEMENT IS SEPTEMBER   , 1999,
  AND IT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER   , 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Players from documents that we have filed with the SEC that has not been included in or delivered with this document. We will send this information to you without charge. If you write or call us, we will send you the documents, excluding exhibits, that this document incorporates by reference. You can contact us at:

                          Players International, Inc.

1300 Atlantic Avenue, Suite 800

Atlantic City, New Jersey 08401

(609) 449-7727

    PLEASE REQUEST DOCUMENTS BY OCTOBER 21, 1999 IN ORDER TO OBTAIN TIMELY DELIVERY. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THE DOCUMENTS YOU REQUEST BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    See "Where You Can Find More Information" on page   for more information
about the documents incorporated by reference in this document.

                          PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401
                            ------------------------

               AMENDED NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 28, 1999
                            ------------------------

To the Stockholders of Players International, Inc.:

    On July 26, 1999, we sent proxy materials to stockholders of record for a special meeting of Players International, Inc., which was originally scheduled to be held on September 14, 1999. The purpose of the special meeting was to vote on a merger of Players and Jackpot Enterprises, Inc. On August 19, 1999, the Players board of directors terminated the merger agreement with Jackpot to enter into a new merger agreement with Harrah's Entertainment, Inc.

    Players cancelled the September 14 special meeting and has scheduled a new special meeting to be held on October 28, 1999 at 1:00 p.m., local time, at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri. The special meeting is being called to:

        (1) approve and adopt the Agreement and Plan of Merger, dated as of August 19, 1999, among Players, Harrah's Entertainment, Inc. and HEI Acquisition Corp. II, a Nevada corporation and wholly-owned subsidiary of Harrah's, and approve the merger of HEI Acquisition Corp. II with and into Players as provided for in the agreement;

        (2) to consider and vote upon a proposal to grant the Players board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraph (1) above if the Secretary of Players determines that there are not sufficient votes to approve any such matter (the "board discretionary authority"); and

        (3) transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    As a result of the proposed merger, each share of Players' issued and outstanding common stock will be converted into the right to receive $8.50 in cash. Players reserves the right to abandon the merger at any time prior to the completion of the merger upon the terms and subject to the conditions of the merger agreement.

    The Players board of directors has fixed the close of business on September 9, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Players special meeting. A list of these stockholders will be available for inspection by stockholders of record during business hours at Players' executive offices at least 10 days prior to the special meeting. The list will also be available at the special meeting. On September 9, 1999, there were 32,100,237 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the special meeting.

    A proxy card and a proxy statement containing more detailed information about the matters Players stockholders will consider at the special meeting accompany this notice.

    If you do not specify your vote on the proxy card you return to us, your shares of common stock will be voted FOR the adoption of the merger agreement and approval of the merger and FOR approval of the Players board discretionary authority. With respect to any other matter that may come before the special meeting, the persons voting your shares will vote in their discretion. Your failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.

    The Players board of directors is making this proxy solicitation.

    Under Nevada law, we must receive the affirmative vote of the holders of a majority of the voting power of all of the Players shares entitled to vote on the proposal to adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required to approve the board discretionary authority.

    Adoption of the merger agreement by Players stockholders is a condition of the merger.

    PLAYERS STOCKHOLDERS HAVE NO DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER THE NEVADA REVISED STATUTES.

    You are cordially invited to attend the special meeting. A white proxy card is enclosed. The blue proxy card which accompanied the prior proxy materials to stockholders of record on the original record date is no longer in effect. Therefore, even if you returned the blue proxy, your votes will not be recorded unless you return the white proxy or attend the special meeting in person.

    Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy and mail it promptly to the secretary in the enclosed envelope. You may revoke your proxy at any time before the proxy holder votes it at the special meeting in one of three ways: by giving notice of your revocation either personally or in writing to the secretary at our executive offices, by executing and delivering another proxy or by voting in person at the special meeting. Returning the enclosed proxy to us will not affect your right to vote in person if you do attend the special meeting.

    THE PLAYERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND FOR APPROVAL OF THE BOARD DISCRETIONARY AUTHORITY.

                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                                              [SIGNATURE]
                                                         Raymond A. Spera, Jr.
                                                               SECRETARY
Atlantic City, New Jersey
September   , 1999

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                   PAGE
                                                -----------
TABLE OF CONTENTS.............................           i
QUESTIONS AND ANSWERS ABOUT THE MERGER........           1
SUMMARY.......................................           3
SELECTED FINANCIAL DATA.......................           7
PRICE OF THE COMMON STOCK.....................           9
RECENT DEVELOPMENTS...........................          10
THE SPECIAL MEETING...........................          11
THE MERGER....................................          13
  General Description of the Merger...........          13
  Background of the Merger....................          13
  Recommendation of the Players Board of
    Directors; Players' Reasons for the
    Merger....................................          15
  Opinion of Financial Advisor................          16
  Financing for the Merger....................          20
  Accounting Treatment........................          20
  Regulatory Approvals........................          20
  Interests of Certain Persons in the
    Merger....................................          21
  Material Federal Income Tax Consequences....          22
  Stockholder Support Agreements and
    Proxies...................................          23
THE MERGER AGREEMENT..........................          25

                                                   PAGE
                                                -----------
  The Merger..................................          25
  Conversion of Shares........................          25
  Exchange of Stock Certificates..............          25
  Stock Options...............................          26
  Representations and Warranties..............          26
  Certain Covenants...........................          27
  Conditions to the Merger....................          30
  Termination; Termination Fees and
    Expenses..................................          31
  Amendment and Waiver........................          33
REGULATORY APPROVALS OF GAMING AUTHORITIES
  REQUIRED FOR THE MERGER.....................          34
STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS OF
  STOCKHOLDERS................................          35
WHERE YOU CAN FIND MORE INFORMATION...........          36
Cautionary Statement Regarding Forward-Looking
  Statements..................................          37
Appendix A-Agreement and Plan of Merger.......         A-1
Appendix B-Opinion of Donaldson, Lufkin &
  Jenrette Securities Corporation.............         B-1

                                                               TABLE OF CONTENTS

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS PLAYERS PROPOSING TO MERGE WITH HARRAH'S?

    A: If we complete the merger, Players stockholders will receive merger consideration of $8.50 in cash in exchange for each share of Players common stock they own. We believe the offered price represents a superior offer to the $8.25 cash-and-stock transaction previously proposed by Jackpot. We also believe that our employees may benefit from greater opportunities for career advancement in a larger organization like Harrah's and that our customers may enjoy the benefits of Harrah's 18 casino properties which are all part of the Harrah's "Total Gold" customer rewards program.

   THE BOARD OF DIRECTORS OF PLAYERS UNANIMOUSLY RECOMMENDS THAT PLAYERS STOCKHOLDERS APPROVE THE MERGER AGREEMENT AND MERGER.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: Before we complete the merger, Players stockholders must approve the merger. We are also required to seek approval from gaming authorities in Illinois, Kentucky, Louisiana and Missouri. We will complete the merger as soon as possible after we obtain all the necessary approvals, subject to certain deadlines in the merger agreement. We hope the merger will occur toward the end of 1999, but we cannot assure you as to when or if the merger will occur.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO PLAYERS STOCKHOLDERS?

    A: You will recognize gain or loss in an amount equal to the difference between the sum of the cash you receive pursuant to the merger and the adjusted tax basis in the shares of Players common stock you surrender in the merger. If you are an individual, the U.S. federal income tax rate on any gains you realize will not exceed 20% if, at the time of the merger, you held your Players common stock for more than a year and you held it as a capital asset.

Q: WHAT ARE THE CONSEQUENCES IF THE PLAYERS STOCKHOLDERS FAIL TO APPROVE THE
    MERGER?

    A: If the merger agreement is terminated because the Players stockholders fail to approve the merger and a competing bid to acquire Players had been publicly announced and is pending at the time of the stockholder vote, Players will be required to pay a termination fee to Harrah's of $13.5 million and reimburse Harrah's for an additional $13.5 million that Harrah's advanced to Jackpot as payment of the termination fee due under the Jackpot merger agreement. If the merger agreement is terminated because the Players stockholders fail to approve the merger when no competing bid is pending at the time of the vote, Players will be required to pay a termination fee to Harrah's of $3 million and reimburse Harrah's for up to $1 million of fees and expenses incurred in connection with the transaction together with the $13.5 million reimbursement of the Jackpot termination fee.

Q: WHAT DO I NEED TO DO NOW?

    A: After you have finished reading this document, you should complete your white proxy card and return it to Players. Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the appropriate special meeting.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
    FOR ME?

    A: No. If you do not instruct your broker how to vote, your shares will not be voted. Your broker will only vote your shares if you follow the directions your broker will provide to you regarding how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    A: Yes. You can change your vote at any time before your proxy is voted at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

    A: No. After we complete the merger, Harrah's will send Players stockholders written instructions for exchanging Players common stock for cash.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

    A: Harrah's and Players file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. You can also request copies of these documents from us.

Q: I HAVE OTHER QUESTIONS. WHO CAN ANSWER THEM?

    A: You should contact:

                          Players International, Inc.

                        1300 Atlantic Avenue, Suite 800

                        Atlantic City, New Jersey 08401

                         Attention: Investor Relations

                                 (609) 449-7727

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT CAREFULLY. TO SEE WHERE YOU CAN OBTAIN MORE INFORMATION ON PLAYERS GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 37.

    THE MERGER AGREEMENT BETWEEN HARRAH'S AND PLAYERS IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND IS INCORPORATED IN ITS ENTIRETY INTO THIS DOCUMENT BY REFERENCE.

                               THE MERGER

The Merger                     Each share of Players' issued and outstanding common stock,
  (see page 13)                other than any shares owned by Harrah's, will be converted into the right to receive $8.50 in cash.

Recommendation of the Board    The Players board of directors has concluded that the merger
  of Directors; Reasons for    of Harrah's and Players is fair to, and in the best
  the Merger                   interests of, the stockholders and has recommended that the
  (see page 15)                stockholders approve the transaction.

                               We believe that the sale of the company will provide our
                               stockholders with better value than that which was
                               represented by the Jackpot merger agreement. The Harrah's
                               offer represents a substantial premium over the trading
                               price of our common stock prior to the announcement of the merger.

Opinion of Financial Advisor   We retained Donaldson, Lufkin & Jenrette Securities
  (see page 16)                Corporation to act as our financial advisor in connection
                               with the merger with Harrah's. DLJ delivered a written
                               opinion to the board of directors that, as of the date of
                               the merger agreement, the merger consideration to be
                               received by the Players stockholders was fair to such
                               stockholders from a financial point of view. This opinion is not a recommendation to any stockholder as to how to vote on the merger. We have attached this opinion to this document as Appendix B. You should read this opinion carefully, as
                               well as the description of the analyses and assumptions on which such opinion was based.

Stock Options                  All unexercised options for the purchase of Players common
  (see page 26)                stock will be canceled immediately prior to the time the
                               merger becomes effective and the holders of the options will receive, in cash, the amount, if any, by which $8.50 exceeds the applicable exercise price of each option.

Conversion of Players Shares   Each share of Players common stock will be converted into
  and Surrender of Stock       the right to receive the cash payment as previously
  (see page 25)                described. As soon as practicable after the merger becomes effective, a form letter of transmittal and instructions
                               will be mailed to each Players stockholder of record. The
                               letter of transmittal will instruct you on how to surrender your Players stock certificates and receive the cash in
                               exchange.

                               DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THE
                               LETTER OF TRANSMITTAL.

Financing for the Merger       Harrah's estimates that the cash portion of the
  (see page 20)                consideration to be paid to the Players stockholders,
                               amounts to be paid to holders of options for Players common stock, other expenses of the merger and funds to conduct a tender offer for Players' outstanding $150 million of
                               10 7/8% senior notes will aggregate approximately $430
                               million. Harrah's anticipates that the cash for these
                               purposes will be funded through borrowings under Harrah's
                               credit facility or the issuance of new public debt
                               securities if market conditions warrant.

Material Federal Income Tax    The receipt of cash for shares of Players common stock in
  Consequences                 the merger will be a taxable transaction to Players
  (see page 22)                stockholders for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state,
                               local and other income tax laws. A stockholder will
                               recognize gain or loss in an amount equal to the difference between the sum of the cash received in the merger and the adjusted tax basis of the stockholder in his Players shares.

Conditions to the Merger       Completion of the merger is subject to conditions,
                               including:

  (see page 30)                - approval by the stockholders of the merger;

                               - the receipt of necessary gaming and other regulatory
                               approvals, including renewal of our licenses to operate our
                                 Louisiana riverboats without imposition of any material
                                 operating restrictions or fines; and

                               - the absence of any order or injunction that would prevent the completion of the merger.

No Solicitation                The merger agreement prevents Players and our directors and
  (see page 28)                officers from soliciting any proposals or offers for a
                               merger, consolidation, or other business combination with a third party. However, if the merger has not yet been
                               approved by our stockholders and all of the following occur:

                               - we receive an unsolicited proposal from a third party,

                               - the third party making the proposal offers terms which are superior, from a financial point of view, to the terms of
                                 the merger with Harrah's,

                               - our financial advisor advises us that the third party
                               proposal is capable of being completed and our legal counsel advises our board that its fiduciary duty requires it to
                                 consider the proposal, and

                               - we notify Harrah's of the material terms of the proposal,

                               then we may accept such proposal and terminate the merger
                               agreement at any time after the third business day following the giving of notice to Harrah's, subject to payment of the termination fee described below.

Termination                    We may mutually agree with Harrah's in writing to terminate
  (see page 31)                the merger agreement at any time without completing the
                               merger, regardless of the stockholders' approval of the
                               merger.

                               In addition, either Players or Harrah's may decide to
                               terminate the merger agreement if:

                               - the merger has not been completed by October 31, 1999, or, if the reason it has not been completed is because any of
                                 the closing conditions have not been satisfied and are
                                 reasonably capable of being satisfied, January 31, 2000;

                               - the merger has been legally prohibited;

                               - at any time prior to approval of the merger by our
                               stockholders, we receive a more favorable acquisition
                                 proposal which our board of directors accepts or which
                                 causes the board to withdraw or change its recommendation
                                 to the stockholders concerning the merger with Harrah's;

                               - the other company breaches its representations or fails to comply with obligations under the merger agreement and does not cure its breach or failure to comply within 30 days;
                                 or

                               - the vote of the Players stockholders is not obtained at
                               the special meeting.

                               In addition, Harrah's may decide to terminate the merger
                               agreement if the Louisiana Gaming Board revokes our license to operate our Louisiana riverboats or gaming regulatory
                               authorities impose material fines against us or our existing or former officers or representatives relating to the
                               current investigation of Players in Louisiana.

Termination Fees               If either Harrah's or Players terminates the merger
  (see page 32)                agreement because we receive a more favorable acquisition
                               proposal which our board of directors accepts or which
                               causes the board to withdraw or change its recommendation to the stockholders concerning the merger, or because the
                               stockholders fail to approve the merger when a competing
                               offer to acquire Players has been publicly announced and is pending at the time of the stockholder vote, Players must
                               pay Harrah's a termination fee of $13.5 million. In the
                               event Harrah's terminates the merger agreement because the
                               Players stockholders fail to approve the merger other than when a competing offer is pending, Players must pay a
                               termination fee of $3 million plus expenses of up to $1
                               million.

                               We must also reimburse Harrah's for the entire termination fee advanced by Harrah's to pay Jackpot in five
                               circumstances:

                               - if Harrah's or Players terminates the merger agreement in the event Players fails to obtain the required vote of
                                 Players' stockholders;

                               - if Harrah's terminates the merger agreement in the event
                               Players' board withdraws its recommendation of the Harrah's transaction;

                               - if Players terminates the merger agreement after Players receives a superior proposal from a third party;

                               - if Harrah's terminates the merger agreement in the event of a material breach of the agreement by Players; or

                               - if Harrah's terminates the merger agreement in the event of the revocation of Players' gaming license in Louisiana or the imposition of a materially adverse fine in connection
                                 with the current investigation of Players in Louisiana.
                                 For more information concerning this investigation, see
                                 the "Recent Developments" section. This reimbursement
                                 would be in addition to the payment of a termination fee
                                 to Harrah's.

                               We must reimburse half of the $13.5 million termination fee paid by Harrah's to Jackpot if the expiration date set forth in the merger agreement passes and either party chooses to terminate the agreement, or if completion of the merger is permanently prohibited by a court or governmental entity.

Interests of Certain Persons   Some of Players' executive officers have interests in the
  in the Merger                merger other than through stock ownership. These interests
  (see page 21)                include employment agreements, change of control agreements, and stock options. You should be aware of these interests.

                               Based on the number of Players shares and options currently held by them, executive officers and directors of Players
                               will receive an aggregate of approximately $6.4 million in cash in the merger.

Regulatory Approvals           The merger is subject to the prior approval of the gaming
  (see page 20)                authorities of Illinois, Kentucky, Louisiana and Missouri, and to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

Accounting Treatment           We expect the merger to be treated as a "purchase" for
  (see page 20)                accounting purposes. Under this method, the assets acquired and liabilities assumed will be recorded on Harrah's balance sheet at their fair market value when the merger closes.

Dissenters' Rights             Players stockholders have no dissenters' or appraisal rights in connection with the merger.

Voting Agreements              All of the Players directors and executive officers and
  (see page 23)                Players' largest stockholder have agreed with Harrah's to
                               vote their Players common stock in favor of the merger.
                               These stockholders own, in the aggregate, approximately
                               15.3% of the outstanding Players common stock.

                            SELECTED FINANCIAL DATA

    The following financial information was derived from audited financial statements for, and as of the end of each of the years in the five year period ended March 31, 1999 and unaudited financial statements for, and as of the end of the three months ended June 30, 1999 and 1998. The information is only a summary and should be read in conjunction with the historical financial statements (and related notes) contained in our annual reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

                                                            THREE MONTHS
                                                               ENDED
                                                              JUNE 30,                     YEARS ENDED MARCH 31,
                                                          ----------------  ---------------------------------------------------
                                                           1999     1998     1999     1998       1997        1996       1995
                                                          -------  -------  -------  -------  ----------    -------  ----------

                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
  Total revenues........................................  $84,050  $81,565  $331,078 $323,218 $  291,210    $291,395 $  223,695
  Operating income (loss) (1)(2)(3)(4)(5)(6)............  $10,181  $ 9,641  $24,275  $26,612  $  (56,028)   $43,871  $   70,549
  Net income (loss) (1)(2)(3)(4)(5)(6)..................  $ 3,097  $ 2,440  $ 1,570  $ 1,951  $  (46,298)   $22,320  $   45,755

PER SHARE DATA:
  Basic earnings (loss) per common share................  $   .10  $   .08  $   .05  $   .06  $    (1.56)   $   .75  $     1.68
  Diluted earnings (loss) per common share..............  $   .10  $   .08  $   .05  $   .06  $    (1.56)   $   .70  $     1.47
  Dividends on common stock.............................       --       --       --       --          --         --          --

BALANCE SHEET DATA
  (AT THE END OF THE PERIOD):
  Cash, cash equivalents and marketable securities,
    net.................................................  $25,400  $19,238  $25,687  $17,223  $   20,567    $23,247  $   50,332
  Total assets..........................................  $386,571 $404,914 $389,135 $409,587 $  421,289    $413,432 $  223,790
  Long-term debt, net of current portion................  $150,000 $176,500 $155,000 $180,541 $  187,500    $153,000 $    5,532
  Total stockholders' equity............................  $162,909 $160,354 $159,812 $157,914 $  155,881    $193,627 $  176,143

------------------------

(1) During fiscal 1997, we recorded a loss on the sale of the Mesquite property of $57.4 million. During fiscal 1998, the estimated remaining liabilities associated with the Mesquite facility were re-evaluated and reduced by $571,000.

(2) A restructuring charge of $9.0 million was recorded in fiscal 1997. The charge reflects our decision to significantly reduce our pursuit of development opportunities in new or emerging jurisdictions and to concentrate instead on improving our existing operations.

(3) During fiscal 1997, we re-evaluated our investment in our horse racetrack facility, committed to a plan to remove from service and replace a barge utilized by one of our riverboat facilities and wrote-down to fair value land that was contributed to the Maryland Heights joint venture. Impairment losses and the write-down of assets totaling $7.4 million were recorded in the year ended March 31, 1997.

(4) During fiscal 1998, we reached an agreement with the City of Lake Charles both to settle litigation and to establish a permanent method of calculating the city admission fee on our Louisiana riverboats. Under the new agreement, the admission fee payments to the city will now be calculated as a percentage of gaming revenue in lieu of a passenger admission fee. In addition, the settlement called for a payment of $544,000 per year for ten years. The present value of the fixed annual payments, including expenses, was accounted for as a one-time charge of $4.2 million in fiscal 1998.

(5) In fiscal 1999, we demolished a hotel located in Lake Charles to accommodate additional parking. The net book value of the demolished hotel was approximately $6.1 million.

(6) In fiscal 1995, we acquired the former Players Hotel in Lake Charles for $6.7 million plus future payments based on the number of passengers boarding the riverboat casinos contiguous to it over the ensuing 28 years (the "Patron Fee"). The estimated future payments were discounted at 11% and recorded at their net present value of $25.6 million (the "Payment Obligation"). Actual annual payments in excess of the amortization of the net present value of the Payment Obligation are expensed as incurred. On March 1, 1999, we entered into agreements (the "Patron Fee Buy-Out Agreements") with two of the parties receiving approximately 48% of the Patron Fee. We will terminate our obligation to make future Patron Fee payments to these parties through a one-time lump sum payment. The portion of the Payment Obligation related to the Patron Fee Buy-Out Agreement was $12.1 million. Under the Patron Fee Buy-Out Agreements, we are obligated to pay $16.8 million in the aggregate, subject to adjustments. The excess of the payment amount over the proportionate Payment Obligation approximates $4.7 million, and was charged to earnings in fiscal 1999.

                           PRICE OF THE COMMON STOCK

    On August 18, 1999, the last full trading day prior to the announcement of the merger agreement, the last sale price of Players common stock was $7.9062. On August 13, 1999, the last full trading day prior to the announcement of our intent to terminate the Jackpot merger agreement, the last sale price of Players common stock was $6.5625.

                              RECENT DEVELOPMENTS

    In April 1997, a federal investigation of former Louisiana Governor Edwin Edwards, his son Stephen Edwards, Richard D. Shetler, and others with respect to their involvement in the riverboat gaming industry and other matters became public. Upon learning of the investigation, Players immediately began cooperating with the federal authorities. (Stephen Edwards is a former outside attorney and Richard D. Shetler is a former consultant to and lobbyist for Players in Louisiana.) In August 1998, Players was advised in writing by the United States Attorney that neither Players nor its current or former employees were subjects or targets of the federal investigation. On October 9, 1998, Richard D. Shetler pleaded guilty to conspiracy to commit extortion of Players. On November 6, 1998, a grand jury of the United States District Court for the Middle District of Louisiana returned an indictment against Edwin Edwards, Stephen Edwards, and four other defendants for matters relating to the riverboat casino industry. The indictment charges Edwin Edwards and Stephen Edwards with extorting and conspiring to extort Players in violation of the Racketeer Influenced Corrupt Organizations Act, and interstate travel in aid of racketeering. On November 12, 1998, the defendants pleaded not guilty to the allegations set forth in the indictment. The Missouri Gaming Commission, the Illinois Gaming Board and the Louisiana Gaming Control Board are each aware of and are each investigating the involvement of Players in the Shetler and Edwards cases to determine the suitability of Players and its subsidiaries for continued licensure. Players has cooperated and will continue to cooperate with the gaming regulatory authorities in their investigations. To date, none of the gaming regulatory authorities has commenced any disciplinary action against Players or any of its employees as a result of the Shetler and Edwards cases or other related matters. Effective July 12, 1999, Howard A. Goldberg, the former Acting Chairman of the Board, President and Chief Executive Officer of Players, resigned all of his positions with Players. Mr. Goldberg was the last remaining senior executive of Players who was an executive at the times relevant to the Louisiana investigation.

    On Tuesday, August 17, 1999, the Louisiana Gaming Control Board received and made public a report by the Riverboat Gaming Division of the Louisiana State Police concerning its investigation of Players in relation to the Shetler and Edwards cases. The report alleges, among other things, that Players did not report certain matters to the Louisiana regulatory authorities and that these actions may provide grounds for the Louisiana Gaming Control Board to not renew Players' licenses or to impose sanctions as a condition of license renewal. The Louisiana Gaming Control Board took no action on the report, but a hearing will be scheduled at a later date. The Louisiana Gaming Control Board also conditionally renewed one of Players' two licenses, pending the outcome of a hearing on the report.

    Assurances cannot be given that disciplinary action will not be commenced, that licenses will be renewed or that the gaming regulatory authorities will approve the merger, or as to the timing of any such approvals. Players is unable at this stage to determine the likely outcome of these gaming regulatory investigations or estimate the amount or range of potential loss, if any.

                              THE SPECIAL MEETING

    MATTERS TO BE CONSIDERED

    The special meeting will be held on October 28, 1999, at 1:00 p.m., local time, at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri. At the special meeting, stockholders will vote on:

    (1) a proposal to approve and adopt the merger agreement and approve the merger;

    (2) a proposal to grant our board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve any matter set forth in paragraph (1) above if the secretary of Players determines that there are not sufficient votes to approve any such matter (the "board discretionary authority"); and

    (3) such other business as may properly come before the special meeting or any adjournment or postponement.

    The board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that the stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger and to vote "FOR" the proposal to grant the board discretionary authority.

    RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

    Only holders of record of common stock at the close of business on September 9, 1999 will be entitled to receive notice of and vote at the special meeting. Each share of common stock is entitled to one vote. As of September 9, 1999, there were 32,100,237 shares of common stock outstanding. Holders of a majority of the outstanding common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the merger. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. As of September 9, 1999, our current directors and executive officers and their affiliates may be deemed to have beneficially owned 553,600 shares of Players common stock, excluding shares which may be acquired upon exercise of options. This is approximately 1.7% of the then outstanding shares of common stock. Each of the directors and executive officers and Players' largest stockholder, The Griffin Group, Inc. have agreed to vote their shares, aggregating 4,920,950 shares, or approximately 15.3% of the outstanding Players common stock as of September 9, 1999, for approval of the merger.

    VOTING AND REVOCATION OF THE PROXIES

    Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR approval and adoption of the merger agreement and approval of the merger and approval of the board discretionary authority.

    We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.

    Under NASDAQ rules, your broker cannot vote shares of common stock without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the merger, which will have the same effect as voting against approval and adoption of the merger agreement and approval of the merger.

    The board does not know of any matters other than those described in the notice of the meeting that are to come before such meeting. If any other matters properly come before the special meeting for consideration, the persons named in the enclosed forms of proxy generally will have discretion to vote on such matters using their best judgment.

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy. A stockholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Raymond A. Spera, Jr., Secretary of Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401.

    In addition, you may revoke your proxy by voting your shares in person at the special meeting.

    SOLICITATION OF PROXIES

    Players will bear the cost of solicitation of proxies from the holders of common stock. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of common stock by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse these people for reasonable out-of-pocket expenses they have in connection with this solicitation. We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

    We are proposing a combination in which we will merge with HEI Acquisition Corp. II, a wholly-owned subsidiary of Harrah's created for the purpose of effecting the merger. As a result of the merger, we will become a wholly-owned subsidiary of Harrah's. In connection with the proposed merger, each share of Players' issued and outstanding common stock will be converted into the right to receive $8.50 in cash.

BACKGROUND OF THE MERGER

    In March 1998, Players was approached by Hollywood Park, Inc. concerning a stock-for-stock merger proposal. Our board of directors declined to pursue the proposal and undertook an evaluation of its strategic alternatives, with the assistance of DLJ. In particular, the board considered independent operating alternatives, acquisition strategies and merger transactions with entities that had expressed interest in a merger with Players. In late April 1998, our board of directors authorized management to pursue discussions with Harrah's, which at that time proposed a stock-for-stock, tax-free merger in which our stock would be valued at $7.50 per share. Our board instructed management to seek to raise the value for Players stock to at least $8.00 per share. The board also instructed management to explore alternative acquisition proposals or other strategic alternatives which would provide superior value to the stockholders. During the period from May to August 1998, we and our advisors negotiated with Harrah's concerning its proposal for a stock-for-stock merger. In the course of the negotiations, Harrah's fixed the ratio at which it was willing to exchange its shares for Players shares.

    During the period of these negotiations, the stock of gaming companies in general and the stock of Harrah's decreased markedly in price. In August 1998, we authorized DLJ to conduct a market survey to gauge potential interest among other companies who might be interested in acquiring us. While the market survey elicited preliminary indications of interest from several potential acquirers, no potential acquirer was in a position to complete its due diligence investigation promptly enough to allow it to compete with the proposal which we had been negotiating with Harrah's.

    As required by Harrah's, our board of directors met on August 31, 1998 to consider a negotiated definitive agreement for a stock-for-stock acquisition. On that date, the Dow Jones Industrial Average declined by a record amount and the value of the proposal to the Players stockholders, had the transaction been consummated on that date, would have been materially less than $5.00 per share. The board of directors declined to approve the agreement and communicated its decision to Harrah's. Given the unsettled state of financial markets on that date, the board instructed management to bring closure to all discussions with potential acquirers.

    On November 2, 1998, we again received an unsolicited proposal from Hollywood Park offering to acquire each outstanding share of Players common stock for $6.00 per share in cash. On November 9, 1998, we responded to the proposal by inviting Hollywood Park to sign a confidentiality agreement in order that we could disclose to Hollywood Park certain nonpublic information which we believed might cause Hollywood Park to substantially increase its valuation of Players. Hollywood Park responded to our letter by issuing a press release on November 10, 1998, making public its proposal and asserting that it was "disappointed" in our response. We also requested DLJ to prepare an opinion concerning the adequacy of the Hollywood Park offer. On November 12, 1998 the board of directors met and received an opinion from DLJ that, based upon and subject to the assumptions and qualifications in such opinion, the consideration to be paid to the stockholders of Players in the Hollywood Park proposal was inadequate to the stockholders from a financial point of view. We instructed DLJ to contact other potential acquirers to ascertain whether they would be interested in entering into a transaction with us at a price level superior to $6.00 per share. We issued a press release reporting rejection of the Hollywood Park offer and indicated that we had requested DLJ to evaluate strategic alternatives for the company.

    DLJ then contacted thirteen entities that might have had an interest in acquiring us. At least six entities responded with some level of interest and entered into confidentiality agreements under which they were given access to due diligence materials. DLJ established a deadline of December 18, 1998 by which indications of interest were to be received. Seven entities submitted written and verbal indications of interest for all or part of Players. Jackpot entered into a confidentiality agreement and submitted a written indication of interest by the deadline. After having considered all such indications of interest, the board of directors authorized management to enter into an exclusivity agreement with a European-based, international leisure and gaming company which had offered all-cash consideration of $7.50 per share, not subject to financing. This potential acquirer was unrelated to Harrah's, Jackpot, or Hollywood Park.

    On December 31, 1998 we entered into an exclusivity agreement with this potential acquirer for a term lasting until January 26, 1999. During that period, we negotiated a merger agreement with the potential acquirer that would have provided for consideration of $7.50 in cash for all outstanding shares of Players common stock and that was not subject to financing. It was agreed among the parties that, prior to execution of the definitive agreement, the final draft of the agreement had to be approved by the board of directors of both companies. The boards of directors of both companies met on January 26th to consider the agreement, and prior to the beginning of our board meeting, we were informed that the potential acquirer had decided not to proceed with the proposed transaction. In conversations with the potential acquirer on January 26, 1999, our management received assurances from the potential acquirer that it made its decision not to proceed with the acquisition for reasons unrelated to Players. By its terms, the exclusivity agreement terminated at 5:00 p.m., January 26, 1999.

    Immediately following termination of the exclusivity period, we authorized DLJ to contact each of the entities that had submitted indications of interest in December to let them know that we were once again free to entertain proposals and that written indications of interest would be due no later than February 5, 1999. The board scheduled a meeting on February 8th to consider indications of interest.

    In discussions with DLJ, Jackpot indicated that it wished to negotiate the form of a definitive agreement which had been made available to interested parties in December 1998 so that a fully negotiated agreement with Players would be ready for consideration by the Players board of directors at the February 8th meeting. From January 29th to February 8th representatives of Players and Jackpot negotiated a merger agreement and DLJ continued discussions with other interested entities.

    At our board of directors meeting on February 8th, DLJ presented to the board one written and two verbal indications of interest with prices between $7.00 and $8.00 per share and a draft merger agreement with Jackpot with consideration of $8.00 consisting of $6.40 in cash and $1.60 of Jackpot stock. The board considered the three indications of interest and the draft Jackpot merger agreement, and decided to focus on the merger agreement with Jackpot. The board raised several issues that were not dealt with to its satisfaction in the agreement, and on February 8th representatives of Players and Jackpot negotiated terms of the definitive merger agreement to deal adequately with such issues, including increasing the merger consideration from $8.00 to $8.25 per share, consisting of $6.75 in cash and $1.50 in Jackpot common stock. Following completion of these negotiations, the board received DLJ's opinion that the consideration to be received by the Players stockholders pursuant to the merger agreement was fair to the Players stockholders from a financial point of view, and the board unanimously approved the merger agreement, as so negotiated, on February 8, 1999. Players and Jackpot executed the merger agreement later that same day.

    After the merger agreement with Jackpot was signed, we undertook all steps necessary to complete the merger, including pursuing required regulatory approvals, filing a proxy statement and scheduling a special meeting of stockholders to be held on September 14, 1999 for the purpose of approving the transaction. On August 9, 1999, we received an unsolicited bona fide written proposal from Harrah's offering to acquire us for $8.50 per share in cash, not subject to any financing contingency, accompanied by a draft merger agreement that Harrah's indicated it was prepared to sign. After consulting with our financial and legal advisors, on August 13 the board determined, as provided under the Jackpot merger agreement, that Harrah's proposal was superior to the Jackpot merger agreement, and authorized us to commence substantive negotiations with Harrah's. In reaching this determination, the board considered the higher per share valuation, the all-cash consideration, the lack of a financing contingency, the higher probability of expeditious regulatory approval, and Harrah's willingness to advance the termination fee to Jackpot.

    During the next several days, numerous conversations took place among our company and Harrah's and our counsel and advisors concerning the terms of the transaction and the merger agreement, and a form of definitive merger agreement was negotiated. Following completion of these negotiations, at a meeting held on August 15, the board received DLJ's opinion that the consideration to be received by the Players stockholders pursuant to the merger agreement was fair to the stockholders from a financial point of view, and the board unanimously approved the merger agreement and authorized sending a notice of termination to Jackpot.

    Accordingly, on August 15, we delivered a notice to Jackpot in order to terminate the Jackpot merger agreement. Under its terms, the Jackpot agreement would terminate three business days after the delivery of the notice and upon the payment of a termination fee from Players. At a board meeting held on the evening of August 18, the board reaffirmed its approval of the terms of the Harrah's merger agreement. On August 19, Harrah's advanced the termination fee to Jackpot, the Jackpot merger agreement was terminated, and we executed the new merger agreement with Harrah's.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

    In approving the merger agreement and the transactions contemplated thereby, the board of directors considered a number of factors. The factors material to the decision of the board of directors are summarized below:

    - The superiority of the terms of Harrah's proposal to the terms of the final Jackpot merger agreement.

    - The advancement by Harrah's of the $13.5 million termination fee (subject to reimbursement in some circumstances) due under the Jackpot merger agreement.

    - The terms and conditions of the merger agreement, including the amount and form of the consideration to be received in the merger.

    - The lack of a financing contingency in the Harrah's merger agreement.

    - Current industry, economic and market conditions.

    - The historical market prices and trading information with respect to the Players common stock.

    - The presentation by DLJ to the board of directors on August 15, 1999 and DLJ's written opinion, dated August 19, 1999, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the stockholders pursuant to the merger agreement is fair to the stockholders from a financial point of view.

    - The substantial premium over the recent trading prices of Players common stock represented by the $8.50 per share merger consideration.

    - The history of Players' discussions over a total period of sixteen months with other parties including Jackpot, including (a) the two fully negotiated transactions which were not completed, (b) the fair and ample opportunity provided to interested parties to submit proposals to Players,
      (c) that none of the other proposals contemplated the acquisition of Players for more than $8.50 per share, and (d) that since the Jackpot agreement was executed in February 1999, no other parties had indicated an interest in acquiring Players until the Harrah's proposal was received.

    - Our ability to terminate the new merger agreement with Harrah's and accept another proposal in the event that a proposal was received which was otherwise more favorable to Players.

    The Players board of directors did not assign relative weights to the factors discussed above and individual directors may have given differing weights to different factors.

OPINION OF FINANCIAL ADVISOR

    We selected DLJ as our financial advisor with respect to the merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the gaming and resort industries and is familiar with us and our business. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In its role as financial advisor, DLJ was asked by the board of directors to render an opinion as to the fairness from a financial point of view to the stockholders of Players of the consideration to be received by such stockholders pursuant to the terms of the merger agreement. On August 19, 1999, DLJ delivered its written opinion to the board of directors to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications in such opinion, the consideration to be received by the stockholders of Players pursuant to the merger agreement is fair to such stockholders from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED AS APPENDIX B. YOU ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH ITS OPINION. DLJ prepared its opinion for the Players board of directors. The opinion is directed only to the fairness of the consideration to be received by stockholders of Players from a financial point of view. The DLJ opinion does not constitute a recommendation to any stockholder as to how to vote on the merger. DLJ did not, and was not requested by the board of directors to, make any recommendation as to the form or amount of the consideration to be paid in the merger, which issues were resolved in arms-length negotiations between Players and Harrah's.

    In preparing its opinion, DLJ:

    - Reviewed the merger agreement;

    - Reviewed financial and other information that was publicly available or furnished to it by Players, including information provided during discussions with management;

    - Compared certain financial and securities data of Players with various other companies whose securities are traded in public markets;

    - Reviewed the historical stock prices and trading volumes of the common stock of Players;

    - Reviewed prices and premiums paid in certain other business combinations; and

    - Conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    Included in the information provided during discussions with management were certain financial projections of Players for the period beginning July 1, 1999 and ending March 31, 2004 prepared by our management.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Players or that was otherwise reviewed by it. DLJ assumed that the financial projections provided to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Players as to the future operating and financial performance of Players. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ also relied as to certain legal matters on advice of counsel to Players.

    The DLJ opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. It does not address the relative merits of the merger and the other business strategies being considered by the board of directors, nor does it address the board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

    The following is a summary of the material financial analyses presented by DLJ to the Players board of directors on August 15, 1999. DLJ drew no specific conclusions from any of these analyses into its qualitative assessment of the relevant facts and circumstances. You should read the information presented in the tables together with the accompanying text.

    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of Players from December 31, 1997 to August 13, 1999. DLJ noted that the daily trading price of our common stock ranged from a high of $7.19 on June 30, 1999 to a low of $3.13 on January 2, 1998 and the daily trading volume ranged from 2,500 to 1,165,700 shares. DLJ also noted that Players closing price on the date of the Harrah's proposal of August 9, 1999 was $6.50, and the closing price one day prior to the public announcement of the Jackpot proposal of February 9, 1999 was $6.00 and one day prior to the Hollywood Park proposal of November 10, 1998 was $5.00.

    PREMIUMS PAID ANALYSIS. DLJ analyzed the purchase price premium paid over the market price prior to announcement in selected merger and acquisition transactions since January 1, 1994 involving cash consideration and with valuations ranging from $300.0 million to $700.0 million. DLJ analyzed the average premiums in these transactions one day prior, one week prior and four weeks prior to the public announcement of the respective transaction, and applied the average premiums to our closing share prices one day prior, one week prior and four weeks prior to the public announcement of the Harrah's proposal of August 16, 1999, the Jackpot proposal of February 9, 1999 and the Hollywood

Park proposal of November 10, 1998 to calculate the implied price per share of Players. This analysis yielded the following results:

                                                                                    AVERAGE
                                                                                  PREMIUMS IN       IMPLIED
                                                               PLAYERS CLOSING     SELECTED         PLAYERS
                                                                 STOCK PRICE     TRANSACTIONS     STOCK PRICE
                                                               ---------------  ---------------  -------------
One day prior to Harrah's proposal (08/13/99)................     $    6.56             24.7%      $    8.18
One week prior to Harrah's proposal (08/06/99)...............          6.56             23.7            8.12
Four weeks prior to Harrah's proposal (07/16/99).............          6.94             23.0            8.53

One day prior to Jackpot proposal (02/08/99).................     $    6.00             24.7%      $    7.48
One week prior to Jackpot proposal (02/01/99)................          5.69             23.7            7.04
Four weeks prior to Jackpot proposal (01/11/99)..............          5.88             23.0            7.23

One day prior to HPK proposal (11/09/98).....................     $    5.00             24.7%      $    6.23
One week prior to HPK proposal (11/02/98)....................          4.50             23.7            5.57
Four weeks prior to HPK proposal (10/12/98)..................          3.50             23.0            4.30

    ANALYSIS OF SELECTED COMPARABLE GAMING MERGER AND ACQUISITION
TRANSACTIONS. DLJ analyzed the implied transaction multiples paid in selected comparable gaming merger and acquisition transactions specifically. The transactions were: Blue Chip Casino, Inc./Boyd Gaming Corporation, Caesars World, Inc. /Park Place Entertainment, Inc., Diamond Jo Casino/AB Capital, CRC Holdings, Inc./Jackpot Enterprises, Inc. (terminated), Empress Entertainment, Inc./Horseshoe Gaming, LLC., Harvey's Casino Resorts, Inc./Colony Capital and Casino Magic Corporation/Hollywood Park, Inc. DLJ analyzed the multiple of the enterprise value in the comparable transactions to EBITDA for the latest twelve months and for the next projected year of the targets in such transactions. Enterprise value is equity market value plus total debt and the book value of preferred stock less excess cash and cash equivalents. DLJ also calculated the price per share of Players implied by the average transaction multiples. The one-year projected EBITDA for the above targets was obtained from research analyst estimates at the time of the announcement of each of the transactions. This analysis provided the following results:

                                                                        IMPLIED PLAYERS STOCK PRICE
                                                                            BASED ON MULTIPLE OF
                                                                            ENTERPRISE VALUE TO
                                                                       ------------------------------
                                                                       LATEST 12 MONTHS    PROJECTED
                                                                            EBITDA          EBITDA
                                                                       -----------------  -----------
Players merger.......................................................      $    8.50       $    8.50
Selected transactions................................................           7.15            7.51

    ANALYSIS OF SELECTED PUBLICLY-TRADED GAMING COMPANIES. DLJ analyzed the implied price per share of Players based on the market values and trading multiples of selected publicly traded, riverboat gaming companies. The riverboat gaming companies consisted of Argosy Gaming Company, Hollywood Casino Corporation, Isle of Capri Casinos, Inc., Lady Luck Gaming Corp., and President Casinos Enterprises. DLJ compared the enterprise values of the comparable companies as multiples of their latest twelve months revenue, EBITDA, earnings before interest and taxes, or EBIT, estimated calendar 1999 and projected calendar 2000 EBITDA. DLJ also compared the closing stock prices of each of the comparable companies as multiples of their estimated calendar 1999 earnings per share and projected calendar 2000 earnings per share. In each case mentioned above, DLJ derived the implied price per share for Players based on the average of each of the multiples. EBITDA and earnings per share projections for Players were based upon estimates provided to DLJ by the management of Players. EBITDA projections for the comparable companies were based upon publicly available research analyst estimates. Earnings per share projections for the comparable companies were based upon First Call Research Network consensus research analyst estimates. All multiples were based on closing stock prices on August 13, 1999. The ranges of multiples and the implied prices per share of Players based on the average of the multiples analyzed were as follows:

                                                                                     SELECTED RIVERBOAT
                                                                                      GAMING COMPANIES
                                                            IMPLIED PLAYERS   ---------------------------------
                                                              STOCK PRICE       AVERAGE      HIGH        LOW
                                                           -----------------  -----------  ---------  ---------
Enterprise value as multiple of:
  Latest twelve months revenue...........................      $    7.86             1.2x        1.5x       0.7x
  Latest twelve months EBITDA............................           5.96             5.4         5.9        4.3
  Latest twelve months EBIT..............................           5.35             8.6        13.0        5.7
  1999 EBITDA............................................           5.59             4.8         5.8        3.3
  2000 EBITDA............................................           5.95             4.4         5.3        2.8
Stock price as multiple of:
  1999 earnings per share................................      $    5.70            12.7x       13.7x      11.7x
  2000 earnings per share................................           6.05             9.5        10.0        9.0

    No company or transaction used in the "Selected Comparable Gaming Merger and Acquisition Transactions" or "Analysis of Selected Publicly-Traded Gaming Companies" as a comparison is identical to Players or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, comparable transactions or the business segment, company or transaction to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of Players using projections and assumptions provided by the management of Players. The discounted cash flow for Players was estimated using discount rates ranging from 12.5% to 17.5% and estimated EBITDA multiples in 2004 ranging from 4.5x to 6.5x. This analysis yielded implied prices per share for Players ranging from $6.47 to $11.57.

    The summary set forth above is not a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation by DLJ to the Players board of directors in connection with its opinion. The preparation of a fairness opinion involves various determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the acquisition and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses together and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    We have agreed to pay DLJ for its services in connection with the merger an aggregate financial advisory fee of 0.85% of the value of the total transaction, including an aggregate fee of $350,000 for providing advisory services and rendering its fairness opinion to our board of directors with respect to the merger. We also have agreed to reimburse DLJ for travel and other out-of-pocket expenses, including the fees and expenses of its legal counsel. We have also agreed to indemnify DLJ and related persons against liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement. We paid DLJ a fee of $750,000 for rendering an opinion that the $8.25 stock and cash consideration to be received by our stockholders pursuant to the Jackpot proposal was fair from a financial point of view. Such fee will be credited toward the percentage fee based on the value of the transaction. We paid DLJ a fee of $500,000 for rendering an opinion that the proposal made on November 10, 1998 by Hollywood Park, Inc. to acquire us at $6.00 per share was inadequate to the stockholders from a financial point of view. One half of this fee and certain other fees will be credited toward the percentage fee based on the value of the transaction.

    DLJ has advised us that, in the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of Players and Harrah's for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in their securities. DLJ has performed investment banking and other services for us in the past and has been compensated for such services. DLJ served as lead-manager of our $112.5 million public equity offering in July 1993 and as lead-manager of our $150.0 million senior notes offering in April 1995. DLJ has also performed investment banking and other services for Harrah's in the past has been compensated for such services. In April 1992, DLJ served as lead-manager of Harrah's (at the time known as Embassy Suites, Inc.) $200.0 million Guaranteed Senior Subordinated Notes offering, in November 1994 as lead-manager of the Harrah's Jazz $435.0 million First Mortgage Notes offering and in January 1999 as co-manager of Harrah's $500.0 million Senior Notes offering.

FINANCING FOR THE MERGER

    Harrah's and HEI Acquisition have agreed to have sufficient funds available to enable them to pay the cash payment to our stockholders and repurchase any of our 10 7/8% Senior Notes due 2005 or complete a tender offer for the Senior Notes, if the documents governing the Senior Notes require a repurchase or if Harrah's feels it is necessary or desirable to tender for the notes. Harrah's anticipates that the cash for these purposes will be funded through borrowings under the Harrah's credit facility or the issuance of new public debt securities if market conditions warrant.

ACCOUNTING TREATMENT

    We expect that the merger will be accounted for under the "purchase" method of accounting. If this is the case, a determination of the fair value of Players' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY APPROVALS

    ANTITRUST. Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be completed until the waiting period requirements of the HSR Act have been satisfied. Players and Harrah's intend to file notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission as soon as practiable.

    GAMING REGULATION. Gaming operations are subject to extensive regulation. We now hold gaming or horse racing licenses or permits in Illinois, Kentucky, Louisiana, and Missouri. In each such jurisdiction, regulatory requirements must be complied with, applications filed, and/or certain approvals must be obtained in connection with the merger. Harrah's' and Players' obligations to complete the merger are subject to the condition that all necessary gaming regulatory approvals and authorizations shall have been obtained. Harrah's also holds gaming licenses in Illinois, Louisiana and Missouri and is approved to own an interest in a horse racing facility in Kentucky. No assurances can be given that the necessary gaming regulatory approvals and authorizations will be obtained or that they will be obtained on a timely basis.

    Review of the merger by gaming regulatory authorities will involve examination of the structure of the combined company and its financial stability after the merger and will require the demonstration of qualifications and suitability of key individuals associated with Harrah's. See "Regulatory Approvals of Gaming Authorities Required for the Merger" for a more complete discussion of the approvals required from gaming regulatory authorities needed to complete the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Players previously entered into an employment agreement with Howard A. Goldberg, our former acting chairman of the board, president and chief executive officer. Players and Mr. Goldberg entered into a separation agreement on July 1, 1999 whereby Mr. Goldberg's employment with Players was terminated effective July 12, 1999. Upon completion of the merger, or the occurrence of certain other transactions, Mr. Goldberg will receive a lump sum payment of approximately $2.29 million in accordance with the change in control provisions of his original employment agreement. Any benefits payable under the separation agreement to Mr. Goldberg are limited to the maximum amount that may be paid without resulting in the imposition of parachute tax penalties under Section 280G of the Internal Revenue Code.

    Players has change of control agreements with two other executives, John Groom and Raymond A. Spera. It is anticipated that Mr. Groom will cease to be employed by Players on the effective date of the merger.

    Players is also a party to employment agreements with two former executives, Peter Aranow and Patrick Madamba, Jr. Mr. Aranow's employment with Players terminated as of March 23, 1999, and Mr. Madamba's employment with Players terminated as of April 7, 1999. Players is a party to severance agreements with Messrs. Aranow and Madamba, respectively, each dated as of March 23, 1999. Under such severance agreements, the change of control provisions of each of Mr. Aranow's and Mr. Madamba's employment agreements continue to be applicable to the merger and certain other transactions. Mr. Aranow agreed to provide consulting services to Players after his termination. Mr. Aranow receives $5,000 per month for his services.

    The merger will constitute a change of control under the Players employment agreements and the change of control agreements, and upon completion of the merger each of Messrs. Aranow, Madamba and Groom will be considered to be terminated in connection with a change of control under their agreements. As a result, Messrs. Aranow, Madamba and Groom, subject to limitation discussed in the final paragraph of this subsection, will each receive as severance compensation (1) a lump sum payment equal to the present value of the base compensation that would be due him for a period of 36 months following his termination of employment, based on his average monthly base compensation for the 36-month period preceding his termination (reduced, in the case of Messrs. Aranow and Madamba by any payments already received under clause (1) of the immediately preceding paragraph), and (2) a lump sum payment equal to the present value of the aggregate performance bonuses that he received for the 36-month period preceding his termination. Each of Messrs. Aranow, Madamba and Groom will continue to participate in Players' employee benefit programs during the period for which he receives severance compensation (without regard to whether payments are made in a lump sum), unless Players provides him with a payment equal to the cost of such coverage. Benefits, or payments in lieu of benefits, provided to Mr. Aranow or Mr. Madamba under their respective severance agreements shall be credited against the foregoing obligation. In addition, all unvested Players stock options held by Mr. Groom will vest upon such change of control. The merger will also constitute a change of control under Mr. Spera's change of control agreement, but Mr. Spera will not be deemed terminated as a result of the merger. Provided Mr. Spera remains employed by Players through the effective date of the merger, he will receive a lump sum payment equal to the base compensation that would be due him for a period of six months following the effective date of the merger. However, if there is a termination of Mr. Spera's employment within six months before or twenty-four months after the effective date of the merger, then Mr. Spera will receive as severance compensation a lump sum payment equal to the base compensation that would be due him for a period of twelve months following such termination of employment, less any amounts already paid under the immediately proceeding sentence.

    The benefits payable under the employment agreements, severance agreements and change of control agreements to Messrs. Aranow, Madamba and Groom are also limited to the maximum amount that may be paid without resulting in the imposition of parachute tax penalties under Section 280G of the Internal Revenue Code. Estimated severance payments, without regard to the application of such limit, will total approximately $1,178,000 for Mr. Aranow, $737,000 for Mr. Madamba and $1,864,000 for Mr. Groom.

    STOCK OPTIONS

    The executives' outstanding stock options and stock appreciation rights will become fully vested and will be cashed out in connection with the merger (as described in "The Merger Agreement--Stock Options" below), resulting in payments of $2,244,563 for Mr. Goldberg, $335,000 for Mr. Aranow, $876,250 for Mr. Groom and $47,996 for Mr. Spera, based on their stock option holdings as of August 27, 1999. In addition, the stock options of all non-employee directors of Players will also become fully vested and cashed out in connection with the merger, resulting in the following payments to such directors: Mr. Buggy, $116,563; Mr. Cohen, $56,719; Mr. Geller, $172,880; Mr. Masson, $56,719; Mr. Naimoli,
$116,563; Mr. Seidler, $183,281, and Mr. Webb, $56,719.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following general description of the material federal income tax consequences of the merger does not take into account the facts and circumstances of any particular holder of Players common stock. The following discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all the aspects of federal income taxation that may be relevant to a holder of Players common stock in light of such stockholder's particular circumstances. EACH HOLDER OF PLAYERS COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR ABOUT THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE PROPOSED TRANSACTIONS INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, CHANGES IN SUCH TAX LAWS, AND TAX RETURN REPORTING REQUIREMENTS. Special tax consequences not described herein may be applicable to a particular class of taxpayers, such as financial institutions, insurance companies, broker-dealers, individuals and entities who are not citizens or residents of the United States, tax exempt entities, persons holding Players common stock as part of an integrated investment composed of Players common stock and one or more other positions and stockholders who acquired their Players common stock through the exercise of an employee stock option or otherwise as compensation.

    This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations thereunder, judicial authority and current administrative ruling and practice, all as in effect as of the date of this document. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to the holder of Players common stock. The following discussion does not address the tax consequences of any transaction other than the merger.

    The receipt of cash in exchange for shares of Players common stock will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Generally, for U.S. federal income tax purposes, a Players stockholder will recognize gain or loss in an amount equal to the difference between the sum of the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger. For federal income tax purposes, such gain or loss will be capital gain or loss to the stockholders if the common stock surrendered was a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the stockholder held the shares of common stock for more than one year. Long-term capital gain of individuals will be subject to federal income tax at a maximum rate of 20 percent.

    Payments to a Players stockholder in connection with the merger may be subject to 31 percent "backup withholding" unless the stockholder provides its taxpayer identification number or social security number and certifies that such number is correct or properly certifies that it has applied for and is awaiting such a number. Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and certain other reporting requirements. If backup withholding applies, Harrah's is required to withhold 31% of any payments made pursuant to the merger. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

STOCKHOLDER SUPPORT AGREEMENTS AND PROXIES

    As an inducement and condition to the willingness of Harrah's to enter into the merger agreement, Alan R. Buggy, Lawrence Cohen, Marshall Geller, John Groom, Charles Masson, Vince J. Naimoli, Lee Seidler, Earl E. Webb and The Griffin Group entered into stockholder support agreements. At the record date for the Players special meeting, these stockholders collectively held approximately 15.3% of the combined voting power and outstanding common stock. Together, these stockholders are able to significantly influence the vote on the approval and adoption of the merger agreement and the approval of the merger.

    Under the stockholder support agreements, at the special meeting or any other meeting of stockholders, however called, and in any action by written consent of the stockholders, each signing stockholder agreed:

    - to vote all of its stock in favor of the adoption of the merger agreement and approval of the merger;

    - to vote all of its stock against any proposal for any significant transaction which would result in a breach of any of Players' covenants, representations, warranties, agreements or other obligations, or the nonfulfillment of any conditions under the merger agreement;

    - to vote all of its stock in favor of any matter necessary to approve the merger;

    - not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of its common stock;

    - not to deposit any common stock into any voting trust or enter into a voting agreement or arrangement inconsistent with the stockholder support agreement;

    - not to enter into any contract, option or other arrangement or undertaking with respect to the sale, assignment, transfer or other disposition of any common stock;

    - not to initiate, solicit or encourage the submission of any proposal to acquire Players;

    - not to agree to or recommend any other proposal to acquire Players; and

    - not to engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any other proposal to acquire Players.

    Each stockholder support agreement also grants an irrevocable proxy to Harrah's if the stockholder fails to vote as required. In such event, the proxy allows Harrah's to vote all of such stockholder's common stock in favor of the adoption of the merger agreement. The proxy also allows Harrah's to vote such stock on all other matters which might delay or prevent the consummation of the merger.

    The stockholder support agreements terminate upon the earlier of the closing of the merger or any termination of the merger agreement. The irrevocable proxies terminate upon the termination of the stockholder support agreements.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARIZES THE MATERIAL TERMS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

THE MERGER

    Following the approval of the merger by the stockholders and the satisfaction of the other conditions to the merger, HEI Acquisition, Harrah's wholly-owned subsidiary, will be merged with and into Players and we will become a wholly-owned subsidiary of Harrah's.

    If the merger agreement is approved, the merger closing will take place no later than the third business day after the last of the conditions of the merger is satisfied. On the date the merger closes, Harrah's and Players will file articles of merger with the Secretary of State of Nevada. The merger will become effective when the articles of merger are duly filed with the Nevada Secretary of State, or, if agreed to by Players and Harrah's, at a later time not to exceed 90 days after filing.

CONVERSION OF SHARES

    Each outstanding share of Players common stock will be converted into the right to receive $8.50 in cash.

    All shares of Players common stock held by Players as treasury shares or owned by Harrah's will be canceled, and each issued and outstanding share of HEI Acquisition stock will be converted into an equivalent share of common stock of the surviving corporation in the merger. As of the date of this document, Harrah's does not own any shares, of the outstanding Players common stock.

EXCHANGE OF STOCK CERTIFICATES

    EXCHANGE AGENT. Harrah's anticipates it will designate D.F. King to act as exchange agent upon consummation of the merger and will deposit with the exchange agent the funds to be paid in the merger.

    DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS AS SOON AS PRACTICABLE AFTER THE MERGER IS EFFECTIVE.

    Each record holder of Players common stock will be entitled to receive $8.50 per share in cash upon surrender of the holder's Players stock certificate or certificates and a properly executed letter of transmittal to the exchange agent. The stock certificate or certificates surrendered will be canceled. After the merger is effective, Players stock certificates will represent only the right to receive $8.50 per share in cash. All cash issued in exchange for certificates of Players common stock will be considered to have been exchanged in full payment for the shares of Players common stock. After the closing of the merger, our stock transfer books will not register transfers of shares that were outstanding prior to the closing of the merger. If shares of Players common stock are presented to Harrah's after the merger for any reason, the certificates will be canceled and exchanged for $8.50 per share in cash.

    NO LIABILITY. None of Harrah's, HEI Acquisition, Players or the exchange agent will be liable to any Players stockholder for any cash delivered to a public official pursuant to abandoned property, escheat or similar laws.

    LOST CERTIFICATES. If any Players stock certificates are lost, stolen, or destroyed prior to the closing of the merger, the owner may be required to submit an affidavit of that fact to the exchange agent. Also, Harrah's may require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has made the affidavit and posted the bond, the exchange agent will issue to the owner $8.50 per share in cash.

STOCK OPTIONS

    Immediately prior to the merger becoming effective, we will cause all outstanding stock options granted under any stock option or other stock-based incentive plan to be accelerated and canceled. Holders of unexercised options will be entitled to receive a cash payment equal to the product of (i) the number of shares of Players common stock subject to each option and (ii) the excess, if any, of $8.50 over the per share exercise price of such option.

    It is estimated that the aggregate cash payments required to be made in respect of unexercised options will be approximately $5.9 million.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties made by Players and Harrah's which each company relied on when agreeing to the merger and will rely on when closing the merger. These representations and warranties deal with issues such as:

    - the organization, valid existence and good standing of Players, Harrah's and their subsidiaries, and similar corporate matters;

    - the capital structure of Players;

    - the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement and that the agreement and the transactions do not conflict with charter documents, material contracts or applicable licenses, statutes or orders;

    - the required consents and approvals for the merger;

    - the documents and financial statements filed by Players and Harrah's with the Securities and Exchange Commission and the accuracy of information contained in them;

    - the absence of undisclosed liabilities of Players;

    - the absence of material adverse events or changes to Players;

    - taxes and tax returns of Players;

    - properties of Players;

    - intellectual property of Players;

    - agreements, contracts and commitments of Players;

    - litigation of Players;

    - environmental matters and hazardous substances of Players;

    - employee benefit plans of Players;

    - compliance with laws by Players;

    - labor matters of Players;

    - insurance of Players;

    - the material accuracy of information supplied by Players in connection with this document;

    - opinion of Players' financial advisor;

    - voting requirements for Players stockholders to approve the merger;

    - Year 2000 computer issues of Players;

    - the inapplicability to the merger of certain provisions of the Nevada Revised Statutes;

    - the absence of any brokers; and

    - Harrah's ability to finance the merger and related transactions.

CERTAIN COVENANTS

    The merger agreement contains a number of covenants, most of which provide limitations within which we will operate our business until the merger closes. These covenants include the following:

    CONDUCT OF BUSINESS PENDING THE MERGER

    From the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, we will:

    - continue to operate our business in the usual, regular and ordinary course substantially consistent with past practices;

    - pay our debts and taxes when due;

    - pay or perform other obligations when due; and

    - use commercially reasonable efforts to preserve our business organization, management team and business relationships.

    This conduct is subject to exceptions included in the merger agreement disclosure schedules.

    ADDITIONAL COVENANTS

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, subject to certain exceptions, neither we nor any of our subsidiaries will:

    - declare, set aside or pay dividends on or make any other distributions on any of our capital stock, split, combine, or reclassify or make other changes in our capitalization, or purchase, redeem or acquire any shares of our capital stock;

    - issue, other than upon exercise of outstanding options, or sell any stock or securities convertible into shares of our stock, or any subscriptions, rights, warrants or options;

    - amend our articles of incorporation, bylaws or other organizational documents;

    - make any material acquisitions;

    - sell, lease, license, mortgage or otherwise dispose of material properties or assets outside the ordinary course of business;

    - incur debt for borrowed money;

    - increase the compensation of officers or employees (other than increases to non-officer employees consistent with past practices), grant additional severance or termination pay, enter into employment or severance agreements, take certain actions regarding benefit plans for our directors, officers, or employees or enter into any collective bargaining or similar agreement;

    - accelerate, amend or change the exercise period of options or restricted stock granted under employee stock plans or authorize cash payments in exchange for options granted under employee stock plans;

    - enter into any material agreement or contract;

    - make any material change in our accounting methods or policies;

    - make any material tax elections or settle any material tax claims;

    - settle any litigation that would require payment over $250,000 above the amount covered by insurance, excluding the deductible to such insurance; or

    - make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate.

    NO SOLICITATION

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, we will not, directly or indirectly:

    - solicit, initiate or encourage or take any action to facilitate any inquiries or proposals that are or could lead to a proposal or offer for a merger, business combination or similar transaction, other than the merger with Harrah's;

    - engage in negotiations or discussions other than with Harrah's concerning a proposal for a merger or similar transaction;

    - provide non-public information to any person or entity relating to a proposal for a merger or similar transaction; or

    - agree to or recommend any proposal for a merger or similar transaction.

    However, we or our board of directors may, prior to the time that the merger is approved by the stockholders, either (1) furnish non-public information to or enter into discussions or negotiations with a person or entity that has made an unsolicited bona fide written proposal for a merger or similar transaction; or
(2) modify or withdraw our recommendation regarding the merger or recommend an unsolicited bona fide written acquisition proposal to our stockholders, if in the case of either (1) or (2):

       -- the board of directors believes the terms of the proposal are superior to Players stockholders from a financial point of view than the terms of the merger with Harrah's;

       -- the board of directors believes in good faith, after consultation with its financial advisor, that the proposal is reasonably capable of being completed on substantially the terms proposed; and

       -- the board of directors determines in good faith, after consultation with outside legal counsel, that such action is required for the board to comply with its fiduciary duties to stockholders under applicable law.

    The merger agreement requires us to provide Harrah's notice indicating the identity of any third party making a proposal and the material terms and conditions of the proposal at least three days prior to us accepting such proposal.

    DIRECTOR AND OFFICER INDEMNIFICATION

    After the merger, Harrah's has agreed to provide each director and officer of Players with the following protections with respect to acts or omissions before the merger, whether the claim is asserted or claimed prior to, at or after the closing of the merger:

    - indemnity against costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and

    - directors' and officers' liability insurance coverage in effect for three years.

    The insurance coverage will be at least as favorable as our existing coverage. However, Harrah's will not be required to spend more than twice the annual premium we currently pay for coverage. If the premium would at any time exceed twice the current premium, then Harrah's will maintain insurance policies which provide the maximum coverage available at an annual premium equal to twice the current premium. The companies will also be obligated to advance expenses as incurred to the fullest extent permitted. However, the person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that the person is not entitled to indemnification.

    EMPLOYEE BENEFITS; SEVERANCE

    Harrah's will cause Players, as the surviving corporation in the merger, to honor all written employment, severance and termination agreements between Players and its employees disclosed to Harrah's on or prior to the date of the merger agreement. For purposes where length of service is relevant, except for pension benefit accruals, under any employee benefit plan, the plans of the surviving corporation will recognize credit for service with Players and any of its subsidiaries to the same extent that such service was recognized before the merger.

    OTHER COVENANTS

    The merger agreement also provides that each of Players and Harrah's will:

    - promptly provide the other party with copies of all filings made with governmental entities in connection with the merger;

    - give prompt notice to the other of, and use commercially reasonable efforts to cure, any circumstance which causes a breach of any representation, warranty, covenant or agreement;

    - file this document;

    - obtain all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all governmental entities or other third parties in connection with the merger;

    - make all necessary filings and submissions with respect to the merger under federal, state and foreign securities laws, antitrust laws and other applicable laws and file, within 30 days after the date of the merger agreement, all initial applications and documents required in connection with obtaining governmental approvals;

    - consult with the other party, and use reasonable efforts to agree upon press releases or other public statements concerning the merger; and

    - use best efforts to consummate the merger as promptly as practicable;

and that Players will:

    - give Harrah's access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by Harrah's, subject to the confidentiality agreements signed by Harrah's; and

    - fully perform its obligations under the stockholder support agreements.

CONDITIONS TO THE MERGER

    The merger is subject to satisfaction or waiver of certain conditions. The following conditions must be satisfied before either Harrah's or Players is obligated to effect the merger:

    - the merger shall have been approved by the Players stockholders;

    - any applicable Hart-Scott-Rodino Act waiting period shall have expired or been terminated;

    - approvals from government entities or regulatory bodies necessary to avoid a material adverse effect on the merger shall have been received;

    - Players shall have obtained the renewal by the Louisiana Gaming Control Board of licenses necessary for Players to operate its Lake Charles casino riverboats without any material restrictions and without any fines by any gaming authority related to the Shetler-Edwards matter that would have a material adverse effect on the business of the Lake Charles casino, determined with respect to the casino's enterprise value; and

    - no government entity or regulatory body shall have taken any action which has the effect of making the merger illegal or otherwise prohibits the merger.

    The obligation of Harrah's to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Players set forth in the merger agreement shall be true and correct as of the date of the merger agreement and (except for representations and warranties which speak as of an earlier date) as of the closing of the merger, except for (a) changes contemplated by the merger agreement and (b) inaccuracies which, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Players and its subsidiaries, taken as a whole, and Harrah's shall have received a certificate signed on behalf of Players by the chief executive officer and the chief financial officer of Players to that effect;

    - Players shall have materially performed all material obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and Harrah's shall have received a certificate signed on behalf of Players by the chief executive officer and the chief financial officer of Players to that effect; and

    - no event shall have occurred that would result in triggering any right of Players stockholders under Players' rights agreement.

    Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Harrah's set forth in the merger agreement shall be true and correct as of the date of the merger agreement and (except for representations and warranties which speak as of an earlier date) as of the closing of the merger, except for (a) changes contemplated by the merger agreement and (b) inaccuracies which, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Harrah's and its subsidiaries, taken as a whole, and Players shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to that effect; and

    - Harrah's shall have materially performed all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and Players shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to that effect.

TERMINATION; TERMINATION FEES AND EXPENSES

    TERMINATION

    The merger agreement may be terminated at any time before the merger becomes effective, whether before or after approval of the merger by the stockholders of Players,

    - by mutual written consent of Players and Harrah's;

    - by either Players or Harrah's if the merger has not been completed by October 31, 1999, although either Players or Harrah's may extend the termination date to January 31, 2000 if any of the closing conditions have not been satisfied by October 31, 1999 and the conditions are reasonably capable of being satisfied by the extended date.

    - by either Players or Harrah's if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order or taken any other nonappealable final action permanently restraining, enjoining or prohibiting the merger;

    - by either Players or Harrah's, if the Players stockholders have not approved the merger;

    - by Players, if any of the following occurs:

       -- after Players receives from an outside party a proposal for a merger or similar transaction, Players delivers to Harrah's, prior to approval of the merger by the Players stockholders, a written notice regarding an unsolicited acquisition proposal from a third party and completes a waiting period of at least three business days from the date of notice;

       -- upon breach of any material representation, warranty, covenant or agreement on the part of Harrah's, or if any material representation or warranty of Harrah's shall become untrue, and such breach, if curable, is not cured within 30 days.

    - by Harrah's, if any of the following occurs:

       -- the Players board of directors has withdrawn or modified its recommendation of the merger to the stockholders or recommends a merger or similar transaction with another entity;

       -- Harrah's requests that the Players board of directors reconfirm its recommendation of the merger to the Players stockholders and it fails to do so after it receives Harrah's request;

       -- upon breach of any material representation, warranty, covenant or agreement on the part of Players or if any material representation or warranty of Players shall become untrue and such breach, if curable, is not cured within 30 days; or

       -- the Louisiana Gaming Control Board revokes Players' licenses or permits to operate its Lake Charles casino riverboats or one or more gaming regulatory authorities imposes material fines, penalties or payments on Players or our current and former directors, officers or employees relating to the Shetler and Edwards matter.

    In the event of termination of the merger agreement by Players or Harrah's as provided above, the merger agreement will become void, and, except as set forth below or in the event of a willful breach of the merger agreement, there will be no liability or obligation on the part of Players, Harrah's, HEI Acquisition or their respective officers, directors, stockholders or affiliates as a result of termination. The termination provisions described below will remain in full force and effect and survive any termination of the merger agreement.

    TERMINATION FEES PAYABLE BY PLAYERS

    Players will pay Harrah's a termination fee of $13.5 million upon termination of the merger agreement in any of the following circumstances:

    - termination by either Harrah's or Players because the Players stockholders fail to approve the merger and if a proposal for a merger or similar transaction with a third party involving Players has been publicly announced prior to the Players stockholders meeting and is pending at the time of the meeting;

    - termination by Harrah's if the Players board of directors has either (i) withdrawn or modified its merger recommendation, (ii) failed to reconfirm its recommendation at the request of the Harrah's board, (iii) recommends an alternative transaction to the Players stockholders; or

    - termination by Players if, prior to the Players stockholders meeting, the Players board, after consultation with its financial and legal advisors, has recommended a merger or similar transaction with another entity that is superior to the merger with Harrah's.

    Players will pay Harrah's a termination fee of $3 million and reimburse Harrah's for certain expenses incurred in connection with the transaction as described below under "Reimbursement of Expenses," in the event of termination of the merger agreement by either Players or Harrah's because of Players' failure to receive stockholder approval of the merger, other than in the circumstances described above requiring payment of the $13.5 million fee.

    REIMBURSEMENT OF EXPENSES

    Players will reimburse Harrah's all fees and expenses incurred in connection with the merger up to an amount equal to $1 million, upon the occurrence of any of the following events:

    - termination of the merger agreement by either Players or Harrah's because the Players stockholders fail to approve the merger;

    - termination of the merger agreement by Harrah's upon breach of any material representation, warranty, covenant or agreement on the part of Players which, if curable, is not cured within 30 days;

    - termination of the merger agreement by either Players or Harrah's because the merger was not consummated by October 31, 1999 (or January 31, 2000, if extended) and all governmental approvals were not obtained due to facts or circumstances relating to Players, its employees or operations not previously disclosed to Harrah's; or

    - termination of the merger agreement by Harrah's if:

       -- the Louisiana Gaming Control Board revokes Players' licenses or permits to operate its Lake Charles casino riverboats or

       -- any gaming authority imposes fines on Players related to the Shetler-Edwards matter that would have a material adverse effect on the business of the Lake Charles casino, determined with respect to the casino's enterprise value.

    Harrah's will reimburse Players all fees and expenses incurred in connection with the merger up to an amount equal to $1 million upon the occurrence of any of the following events:

    - termination of the merger agreement by Players upon a breach of any material representation, warranty, covenant or agreement on the part of Harrah's which, if curable, is not cured within 30 days; or

    - termination of the merger agreement by either Players or Harrah's because the merger was not consummated by October 31, 1999 (or January 31, 2000, if extended) and all governmental approvals were not obtained due to facts or circumstances relating to Harrah's, its employees or operations.

    REIMBURSEMENT OF JACKPOT TERMINATION FEE

    Players must reimburse Harrah's for the entire $13.5 million termination fee advanced by Harrah's to pay Jackpot in five circumstances:

    - if Harrah's or Players terminates the merger agreement in the event Players fails to obtain the required vote of Players' stockholders;

    - if Harrah's terminates the merger agreement in the event Players' board withdraws its recommendation of the Harrah's transaction or recommends an alternative transaction;

    - if Players terminates the merger agreement after Players receives a superior proposal from a third party;

    - if Harrah's terminates the merger agreement in the event of a material breach of the agreement by Players; or

    - if Harrah's terminates the merger agreement in the event of the revocation of Players' gaming license in Louisiana or the imposition of a materially adverse fine in connection with the Shetler-Edwards matter.

    This reimbursement would be in addition to the payment of the $13.5 million termination fee to Harrah's in the circumstances specified in the merger agreement.

    Players must reimburse Harrah's for half the $13.5 million termination fee paid by Harrah's to Jackpot if the expiration date passes and either party chooses to terminate the merger agreement, or if completion of the merger is permanently prohibited by a court or governmental entity.

    Except as set forth above, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring the expenses.

AMENDMENT AND WAIVER

    The merger agreement may be amended by Harrah's and Players by their respective boards of directors at any time before or after approval of the merger by the Players stockholders. However, certain amendments may by law require further stockholder approval. Amendments must be in a written document signed by each of the parties.

    At any time prior to the closing of the merger, Harrah's and Players may:

    - extend the time for performing any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representations and warranties in the merger agreement or in any of the other documents for the merger; and

    - waive compliance with any of the agreements or conditions contained in any of the documents relating to the merger.

    The above actions must be properly approved or authorized by the respective boards of directors of Harrah's and Players and must be in writing.

       REGULATORY APPROVALS OF GAMING AUTHORITIES REQUIRED FOR THE MERGER

    ILLINOIS

    Illinois gaming laws and regulations require the prior approval of the Illinois Gaming Board of the proposed transfer of the ownership of Players to Harrah's as contemplated by the merger. In determining whether to approve the transfer, the Illinois Gaming Board will consider the suitability or qualification and financial stability of Harrah's and its key persons. In addition, the Illinois Gaming Board will evaluate the overall impact the merger would have on the financial, operational and other aspects of the surviving entity. Harrah's is currently licensed to own and operate another riverboat casino in Illinois. No assurances can be given that the Illinois Gaming Board will approve the merger or as to the timing of any such approval.

    LOUISIANA

    Louisiana gaming laws and regulations require that prior to the transfer of an interest in a licensee as contemplated by the merger, the proposed transfer and the proposed transferee must receive the approval of the Louisiana Gaming Control Board. In determining whether to approve the transfer, the Louisiana Gaming Control Board will consider the suitability or qualification and financial stability of Harrah's and its key persons. Harrah's is currently licensed to own and operate another riverboat casino and a land-based casino in Louisiana. On Tuesday, August 17, 1999, the Louisiana Gaming Control Board received and made public a report by the Riverboat Gaming Division of the Louisiana State Police concerning its investigation of Players in relation to the Shetler and Edwards cases. The report alleges that Players did not report certain matters to the Louisiana regulatory authorities and that its failure to have done so may provide grounds for the Louisiana Gaming Control Board to not renew Players' licenses or to impose sanctions as a condition of license renewal. The Louisiana Gaming Control Board took no action on the report, but a hearing will be scheduled at a later date. The Louisiana Gaming Control Board also conditionally renewed one of Players' two licenses, pending the outcome of a hearing on the report. No assurances can be given that the Louisiana Gaming Control Board will approve the merger or as to the timing of any such approval. See "Recent Developments."

    MISSOURI

    Missouri gaming laws and regulations require that prior to the transfer of an interest in and change of control of a licensee as contemplated by the merger, the proposed transfer and the proposed transferee must receive the approval of the Missouri Gaming Commission. In determining whether to approve the transfer, the Missouri Gaming Commission will consider the suitability or qualification and financial stability of Harrah's and its key persons. In addition, the Missouri Gaming Commission will consider the effect of the contemplated transaction on the surviving entity and its operations post-acquisition. Harrah's is currently licensed to own and operate another riverboat casino in Missouri. No assurances can be given that the Missouri Gaming Commission will approve the merger or as to the timing of any such approval.

    KENTUCKY

    To operate Bluegrass Downs following the consummation of the merger, Harrah's must obtain a license to operate the racetrack from the Kentucky Racing Commission. After pre-approval is received from the Kentucky Racing Commission, Harrah's must provide evidence to the commission that the merger has been consummated, and that Players has become a subsidiary of Harrah's, before the commission will issue the final approval of the change in ownership. Harrah's is currently approved to own an interest in another racetrack in Kentucky. No assurances can be given that the Kentucky Racing Commission will approve the change in ownership to Harrah's.

                             STOCKHOLDER PROPOSALS

    Due to the contemplated consummation of the merger, Players does not currently expect to hold any further Annual Meetings of Stockholders, as Players common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting were required to have been received by Players by no later than June 30, 1999 in order to be considered for inclusion in such proxy materials. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Section,      Northeast Regional Office      Midwest Regional Office
Room 1024                      7 World Trade Center           500 West Madison Street
450 Fifth Street, N.W.,        Suite 1300                     Suite 1400
Judiciary Plaza                New York, New York 10048       Chicago, Illinois 60661-2511.
Washington, D.C. 20549

    The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information about issuers, including Players, who file electronically with the SEC. The Players common stock is traded on the Nasdaq National Market.

    The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Players and its financial condition.

SEC FILINGS (FILE NO. 0-14897)                            DESCRIPTION OR PERIOD/AS OF DATE
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year ended March 31, 1999
Quarterly Report on Form 10-Q                             Quarter ended June 30, 1999
Current Report on Form 8-K                                Report dated August 19, 1999

    We incorporate by reference additional documents that we may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference into this document through us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

Players International, Inc.
1300 Atlantic Avenue
Suite 800
Atlantic City, New Jersey 08401
Attn: Investor Relations
(609) 449-7727

    If you would like to request documents, please do so by October 14, 1999 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the mergers or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements about the merger, which represent expectations or beliefs of our management concerning future events.

    It also includes statements using words like "believes," "expects," "anticipates," or "estimates." These forward-looking statements involve risks and uncertainties. Although our management believes its expectations are based upon reasonable assumptions, we cannot assure you that actual results will not be different than expected results. Factors and possible events that may cause different outcomes include:

    - difficulties obtaining regulatory licenses or approvals;

    - increased competition in existing markets;

    - a decline in the public acceptance of gaming;

    - adverse regulatory developments, including the limitation, conditioning, revocation, non-renewal or suspension of any of the gaming licenses of Harrah's, Players or any of their officers, directors, significant stockholders or key employees;

    - increases in or new taxes imposed on gaming revenues or gaming devices;

    - a finding of unsuitability by regulatory authorities with respect to any of the officers, directors or key employees of Harrah's or Players;

    - significant increases in fuel or transportation prices;

    - adverse economic conditions, or severe weather, in key markets; and

    - adverse results of significant litigation matters.

    We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this document, or in the case of any document incorporated by reference, the date of that document. We have no obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF AUGUST 19, 1999
                                     AMONG
                         HARRAH'S ENTERTAINMENT, INC.,
                            HEI ACQUISITION CORP. II
                                      AND
                          PLAYERS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER................................................................        A-1
  Section 1.1. The Merger............................................................        A-1
  Section 1.2. Effective Time of the Merger..........................................        A-1
  Section 1.3. Closing...............................................................        A-2
  Section 1.4. Effect of the Merger..................................................        A-2
  Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation.....        A-2
  Section 1.6. Directors and Officers of the Surviving Corporation...................        A-2

ARTICLE II. EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS.......        A-2
  Section 2.1. Conversion of Securities..............................................        A-2
  Section 2.2. Exchange of Certificates..............................................        A-3
  Section 2.3. Acceleration and Payment for Players Options..........................        A-4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PLAYERS...............................        A-5
  Section 3.1. Organization of Players and its Subsidiaries..........................        A-5
  Section 3.2. Capitalization........................................................        A-5
  Section 3.3. Authority; No Conflict; Required Filings and Consents.................        A-6
  Section 3.4. Public Filings; Financial Statements..................................        A-7
  Section 3.5. No Undisclosed Liabilities............................................        A-8
  Section 3.6. Absence of Certain Changes or Events..................................        A-8
  Section 3.7. Taxes.................................................................        A-8
  Section 3.8. Real Property, Title and Related Matters..............................        A-9
  Section 3.9. Title to Personal Property; Liens.....................................       A-10
  Section 3.10. Intellectual Property................................................       A-11
  Section 3.11. Agreements, Contracts and Commitments................................       A-11
  Section 3.12. Litigation...........................................................       A-12
  Section 3.13. Environmental Matters................................................       A-12
  Section 3.14. Employee Benefit Plans...............................................       A-13
  Section 3.15. Compliance...........................................................       A-14
  Section 3.16. Labor Matters........................................................       A-15
  Section 3.17. Insurance............................................................       A-15
  Section 3.18. Information in Proxy Statement.......................................       A-15
  Section 3.19. State Takeover Statute...............................................       A-16
  Section 3.20. Voting Requirements..................................................       A-16
  Section 3.21. Players Rights Agreement.............................................       A-16
  Section 3.22. Year 2000............................................................       A-16
  Section 3.23. Opinion of Financial Advisor.........................................       A-16
  Section 3.24. Brokers..............................................................       A-16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB...................       A-16
  Section 4.1. Organization of Buyer and Merger Sub..................................       A-17
  Section 4.2. Capitalization of Merger Sub..........................................       A-17
  Section 4.3. Authority; No Conflict; Required Filings and Consents.................       A-17
  Section 4.4. Public Filings; Financial Statements..................................       A-18
  Section 4.5. Proxy Statement.......................................................       A-18
  Section 4.6. Brokers...............................................................       A-18
  Section 4.7. Ownership of Securities...............................................       A-19

  Section 4.8. Financing.............................................................       A-19

ARTICLE V. COVENANTS.................................................................       A-19
  Section 5.1. Conduct of Business of Players........................................       A-19
  Section 5.2. Cooperation; Notice; Cure.............................................       A-21
  Section 5.3. No Solicitation.......................................................       A-21
  Section 5.4. Proxy Statement.......................................................       A-22
  Section 5.5. Special Meeting.......................................................       A-22
  Section 5.6. Access to Information.................................................       A-22
  Section 5.7. Governmental Approvals................................................       A-22
  Section 5.8. Publicity.............................................................       A-23
  Section 5.9. Indemnification.......................................................       A-23
  Section 5.10. Stockholder Litigation...............................................       A-24
  Section 5.11. Employee Benefits....................................................       A-24
  Section 5.12. Further Assurances and Actions.......................................       A-25
  Section 5.13. Rights Agreement.....................................................       A-26

ARTICLE VI. CONDITIONS TO MERGER.....................................................       A-26
  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger............       A-26
  Section 6.2. Additional Conditions to Obligations of Players.......................       A-27
  Section 6.3. Additional Conditions to Obligations of Buyer.........................       A-27

ARTICLE VII. TERMINATION AND AMENDMENT...............................................       A-28
  Section 7.1. Termination...........................................................       A-28
  Section 7.2. Effect of Termination.................................................       A-29
  Section 7.3. Fees and Expenses.....................................................       A-29
  Section 7.4. Amendment.............................................................       A-30
  Section 7.5. Extension; Waiver.....................................................       A-30

ARTICLE VIII. MISCELLANEOUS..........................................................       A-31
  Section 8.1. Nonsurvival of Representations, Warranties and Agreements.............       A-31
  Section 8.2. Notices...............................................................       A-31
  Section 8.3. Interpretation........................................................       A-31
  Section 8.4. Counterparts..........................................................       A-32
  Section 8.5. Entire Agreement; No Third Party Beneficiaries........................       A-32
  Section 8.6. Governing Law.........................................................       A-32
  Section 8.7. Assignment............................................................       A-32
  Section 8.8. Severability; Enforcement.............................................       A-32
  Section 8.9. Specific Performance..................................................       A-32

                             TABLE OF DEFINED TERMS

                                                                                                  CROSS REFERENCE
TERMS                                                                                              IN AGREEMENT
-----------------------------------------------------------------------------------------------  -----------------
1985 Plan                                                                                        Section 2.3
1990 Plan                                                                                        Section 2.3
1993 Plan                                                                                        Section 2.3
1994 Plan                                                                                        Section 2.3
Accountant                                                                                       Section 5.11(d)
Accountant's Report                                                                              Section 5.11(d)
Acquisition Proposal                                                                             Section 5.3
Agreement                                                                                        Preamble
Articles of Merger                                                                               Section 1.2
Buyer                                                                                            Preamble
Buyer Disclosure Schedule                                                                        Article IV
Buyer Material Adverse Effect                                                                    Section 4.1
Buyer SEC Reports                                                                                Section 4.4(a)
Closing                                                                                          Section 1.3
Closing Date                                                                                     Section 1.3
Code                                                                                             Section 2.2(f)
Confidentiality Agreement                                                                        Section 5.6
DLJ                                                                                              Section 3.23
Effective Time                                                                                   Section 1.2
Employment Agreements                                                                            Section 5.11(d)
Encumbrances                                                                                     Section 3.8(b)
Environmental Law                                                                                Section 3.13(b)
ERISA                                                                                            Section 3.14(a)
ERISA Affiliate                                                                                  Section 3.14(a)
Exchange Act                                                                                     Section 3.3(c)
Exchange Agent                                                                                   Section 2.2(a)
Exchange Fund                                                                                    Section 2.2(a)
Executives                                                                                       Section 5.11(d)
GAAP                                                                                             Section 3.4(b)
Governmental Approvals                                                                           Section 5.7(a)
Governmental Entity                                                                              Section 3.3(c)
Hazardous Substance                                                                              Section 3.13(c)
HSR Act                                                                                          Section 3.3(c)
Indebtedness                                                                                     Section 3.11(a)
Indemnified Parties                                                                              Section 5.9(a)
IRS                                                                                              Section 3.7(b)
Jackpot Merger Agreement                                                                         Preamble
Leased Real Property                                                                             Section 3.8(b)
Liens                                                                                            Section 3.1
Merger                                                                                           Preamble
Merger Consideration                                                                             Section 2.1(a)
Merger Sub                                                                                       Preamble
Merger Sub Common Stock                                                                          Section 4.2
Multiemployer Plan                                                                               Section 3.14(e)
Notifying Party                                                                                  Section 5.7(a)
NRS                                                                                              Section 1.1
Offer Documents                                                                                  Section 5.12(c)

                                                                                                  CROSS REFERENCE
TERMS                                                                                              IN AGREEMENT
-----------------------------------------------------------------------------------------------  -----------------
Outside Date                                                                                     Section 7.1(b)
Owned Real Property                                                                              Section 3.8(b)
PBGC                                                                                             Section 3.14(f)
Players                                                                                          Preamble
Players Balance Sheet                                                                            Section 3.4(b)
Players Common Stock                                                                             Section 2.1(a)
Players Disclosure Schedule                                                                      Article III
Players Employee Plans                                                                           Section 3.14(a)
Players Gaming Laws                                                                              Section 3.15(b)
Players Material Adverse Effect                                                                  Section 3.1
Players Material Contracts                                                                       Section 3.11(a)
Players Option                                                                                   Section 2.3
Players Permits                                                                                  Section 3.15(a)
Players Preferred Stock                                                                          Section 3.2(a)
Players SAR                                                                                      Section 2.3
Players SEC Reports                                                                              Section 3.4(a)
Players Special Meeting                                                                          Section 5.5
Players Stock Option Plans                                                                       Section 2.3
Players Stockholder Approval                                                                     Section 3.20
Players Welfare Plan                                                                             Section 3.14(g)
Players, Inc.                                                                                    Section 1.5
Permitted Encumbrances                                                                           Section 3.8(b)
Perskie Option                                                                                   Section 2.3
Proxy Statement                                                                                  Section 5.4(a)
Reduced Amount                                                                                   Section 5.11(d)
Reimbursement Payment                                                                            Section 7.3(b)
Rights Agreement                                                                                 Section 3.2(b)
SEC                                                                                              Section 3.3(c)
Securities Act                                                                                   Section 3.4(a)
Senior Notes                                                                                     Section 4.8
Software                                                                                         Section 3.22
Stock Option Plan for Non-Employee Directors                                                     Section 2.3
Stockholder Support Agreements                                                                   Preamble
Subsidiary                                                                                       Section 3.1
Superior Proposal                                                                                Section 5.3
Surviving Corporation                                                                            Section 1.1
Taxes                                                                                            Section 3.7(a)
Tender Offer                                                                                     Section 5.12(c)
Tender Offer and Consent Solicitation                                                            Section 5.12(c)
Terminating Buyer Breach                                                                         Section 7.1(h)
Terminating Players Breach                                                                       Section 7.1(g)
Third Party                                                                                      Section 5.3
Voting Debt                                                                                      Section 3.2(b)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of August 19, 1999, by and among HARRAH'S ENTERTAINMENT, INC. a Delaware corporation ("BUYER"), HEI ACQUISITION CORP. II, a Nevada corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB"), and PLAYERS INTERNATIONAL, INC., a Nevada corporation ("Players").

    WHEREAS, the Board of Directors of Players has determined that the merger of Merger Sub with and into Players, upon the terms and subject to the conditions set forth in this Agreement (the "MERGER"), is fair to, and in the best interests of, Players and its stockholders;

    WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

    WHEREAS, the Boards of Directors of Buyer, Merger Sub and Players have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Buyer's and Merger Sub's willingness to enter into this Agreement, certain stockholders of Players have entered into Stockholder Support Agreements with Buyer, dated as of the date of this Agreement in the forms attached hereto as Exhibit A (the "STOCKHOLDER SUPPORT AGREEMENTS"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of Players, beneficially owned by them in favor of approval of the transactions contemplated by this Agreement;

    WHEREAS, Players was formerly a party to an Agreement and Plan of Merger dated as of February 8, 1999, by and among Jackpot Enterprises, Inc., a Nevada corporation, JEI Merger Corp, a Nevada corporation and a wholly-owned subsidiary of Jackpot, and Players (the "JACKPOT MERGER AGREEMENT"), which has now been terminated; and

    WHEREAS, in connection with the termination of the Jackpot Merger Agreement, Buyer paid, on Players' behalf, the $13.5 million termination fee owed to Jackpot to terminate the Jackpot Merger Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Players. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Players shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    Section 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger in such form as is required by NRS Section 92A.200 (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in the NRS, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "EFFECTIVE TIME").

    Section 1.3. CLOSING. The closing of the Merger (the "CLOSING") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Buyer and Players, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "CLOSING DATE"), unless another date is agreed to by Buyer and Players.

    Section 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Players shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Players shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Players"), in each case until duly amended in accordance with applicable law.

    Section 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II.
       EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS

    Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

        (a) PLAYERS COMMON STOCK. Each share of common stock, par value $0.005 per share, of Players ("PLAYERS COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)), together with all rights in respect thereto, shall be converted, subject to Section 2.1(e), into the right to receive from the Surviving Corporation a net amount of $8.50 in cash (the "MERGER CONSIDERATION").

    As of the Effective Time, all shares of Players Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

        (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All shares of Players Common Stock that are owned by Players as treasury stock and any shares of Players Common Stock owned by Buyer or any wholly-owned Subsidiary (as defined in Section 3.1) of Buyer shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (d) PLAYERS DEBT SECURITIES. Except as otherwise repaid, redeemed or purchased in connection with the transactions contemplated hereby, all notes and other debt instruments of Players that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

        (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Players Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Players Common Stock occurring after the date hereof and prior to the Effective Time.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. At or prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Players Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this
Section 2.2, through the Exchange Agent, cash in an aggregate amount sufficient to pay the Merger Consideration (the cash so deposited being hereinafter referred to as the "EXCHANGE FUND"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

        (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of Players Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions to effect the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares represented by such Certificate, and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Players Common Stock which is not registered in the transfer records of Players as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Players Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Players Common Stock will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to Section 2.1(e)), to evidence the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

        (c) TRANSFERS OF OWNERSHIP. At the Effective Time, the stock transfer books of Players shall be closed, and there shall be no further registration of transfers of Players Common Stock thereafter on the records of Players.

        (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Players as of the date which is twelve months after the Effective Time shall be delivered to Buyer, upon demand, and thereafter such former stockholders of Players who have not theretofore complied with this Section 2.2 shall be entitled to look only to Buyer for payment of the Merger Consideration to which they are entitled pursuant hereto.

        (e) NO LIABILITY. None of Buyer, Merger Sub, Players or the Exchange Agent shall be liable to any holder of Players Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which the Merger Consideration or any dividends or distributions with respect to Players Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto on such date prior to the time such escheat laws become applicable.

        (f) WITHHOLDING RIGHTS. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Players Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent and remitted to the proper authority, such withheld amounts thereafter shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Players Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

        (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to Section 2.2; PROVIDED, HOWEVER, that Buyer may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 2.3. ACCELERATION AND PAYMENT FOR PLAYERS OPTIONS. Following the execution of this Agreement, the Board of Directors of Players (or, if appropriate, any committee administering the Players Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Players Common Stock (a "PLAYERS OPTION") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Players including (i) the 1985 Incentive Stock Option Plan ("1985 PLAN"), (ii) the 1990 Incentive Stock Option and Non-Qualified Option Plan ("1990 PLAN"), (iii) the Amended and Restated 1993 Stock Incentive Plan ("1993 PLAN"), (iv) the 1994 Directors Stock Incentive Plan ("1994 PLAN"),
(v) the Stock Option Plan for Non-Employee Directors (which consists of individual option grants in 1993 to outside directors) ("STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS"), and (vi) the option granted to Steven P. Perskie pursuant to the Retirement Agreement and General Release, dated September 30, 1996 ("PERSKIE OPTION") (with the plans referred to in clauses (i)-(vi) above collectively referred to as the "PLAYERS STOCK OPTION PLANS") shall be accelerated and canceled immediately prior to the Effective Time in exchange for payment of an amount of cash equal to the product of (x) the number of shares of Players Common Stock subject to such stock option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option; PROVIDED, HOWEVER, that such excess shall not be less than zero. Notwithstanding anything in this Section 2.3 to the contrary, any Players Option or stock appreciation right ("PLAYERS SAR") granted under any stock option or other stock-based incentive plan, program or arrangement of Players, including, without limitation, the Players Stock Option Plans, having a per share exercise price that is greater than the Merger Consideration, whether or not vested and exercisable, shall be accelerated and, if not exercised before the Effective Time, shall be canceled as of the Effective Time and shall have no further force or effect as of the Effective Time, without regard to the fact that the holder of such Players Option or Players SAR shall have received no payment for the Players Option or Players SAR.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PLAYERS

    Players represents and warrants to Buyer and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Players to Buyer and Merger Sub on or before the date of this Agreement (the "PLAYERS DISCLOSURE SCHEDULE"). Any reference in the Merger Agreement to Players' "best knowledge," or "the best of Players' knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Players or any of its Subsidiaries, for all purposes. The Players Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 3.1. ORGANIZATION OF PLAYERS AND ITS SUBSIDIARIES. Each of Players and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Players and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Players and its Subsidiaries, taken as a whole (a "PLAYERS MATERIAL ADVERSE EFFECT"). Players has delivered to Buyer a true and correct copy of the Articles of Incorporation and Bylaws of Players, in each case as amended to the date of this Agreement. Assuming regulatory compliance by Buyer, the respective organizational documents of Players' Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Players. Except as set forth on the Players Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Players, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Exhibit 21 to the Players Annual Report on Form 10-K for the year ended March 31, 1999, neither Players nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Players or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Section 3.2.  CAPITALIZATION.

        (a) The authorized capital stock of Players consists of 90,000,000 shares of Players Common Stock, $0.005 par value per share, and 10,000,000 shares of preferred stock, with no par value per share ("PLAYERS PREFERRED STOCK"). As of the date hereof, (i) 32,032,737 shares of Players Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 672,100 shares of Players Common Stock were held in the treasury of Players or by Subsidiaries of Players, and (iii) no shares of Players Preferred Stock are issued and outstanding. Section 3.2(a)(i) of the Players Disclosure Schedule sets forth the number of shares of Players Common Stock reserved for future issuance upon exercise of Players Options granted and outstanding as of the date hereof and under the Players Stock Option Plans. Section 3.2(a)(i) of the Players Disclosure Schedule also sets forth as of the date hereof, for each Players Stock Option Plan, the dates on which Options and Players SARs which are still outstanding under such plan were granted, the number of outstanding Options and Players SARs granted on each such date and the exercise price thereof. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule, since September 30, 1998 through the date of this Agreement, Players has not made any grants under any of the Players Stock Option Plans. Except as disclosed in Section 3.2(a)(i) of the Players Disclosure Schedule with respect to Players SARs, as of the date of this Agreement, Players has not granted any contractual rights the value of which is derived from the financial performance of Players or from the value of shares of Players Common Stock. Except as disclosed in Section 3.2(a)(ii) of the Players Disclosure Schedule, there are no obligations contingent or otherwise, of Players or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Players Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Players' Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2(a)(iii) of the Players Disclosure Schedule and except as required by gaming industry regulation, all such shares and ownership interests are owned by Players or another Subsidiary of Players free and clear of all security interests, liens, claims, pledges, agreements, limitations on Players' voting rights, charges or other encumbrances or restrictions on transfer of any nature.

        (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of Players or any of its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(a) or in this Section 3.2(b) or as reserved for future grants of options under the Players Stock Option Plans and except for the common stock purchase rights issued and issuable under the Stockholders' Rights Plan dated as of January 27, 1997 (the "RIGHTS AGREEMENT"), as of the date hereof,
(i) there are no shares of capital stock of any class of Players, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in Section 3.2(b) of the Players Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Players or any of its Subsidiaries is a party or by which it is bound obligating Players or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Players or any of its Subsidiaries or obligating Players or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Players. All shares of Players Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 3.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Players has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Players have been duly authorized by all necessary corporate action on the part of Players, subject only to the approval and adoption of this Agreement and the Merger by a majority of Players' stockholders. This Agreement has been duly executed and delivered by Players and constitutes the valid and binding obligation of Players, enforceable against Players in accordance with its terms.

        (b) Other than as disclosed in Section 3.3(b) of the Players Disclosure Schedule, the execution and delivery of this Agreement by Players does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Players or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Players or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Players or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Players Material Adverse Effect or (y) would not prevent or materially delay the consummation of the Merger.

        (c) Except as disclosed in Section 3.3(c) of the Players Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Players or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"), (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of any Proxy Statement (as such term is defined in Section 5.4(a) below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, and (vii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Players or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Players Material Adverse Effect.

        (d) The Agreement and Plan of Merger dated as of February 8, 1999 among Jackpot, JEI Merger Corp. and Players has been duly terminated.

    Section 3.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

        (a) None of Players' Subsidiaries is required to file forms, reports and documents with the SEC. Players has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Securities Act and the Exchange Act since March 31, 1998. Except as set forth in Section 3.4(a) of the Players Disclosure Schedule and except for matters otherwise corrected by the subsequent filing with the SEC of an appropriate amendment prior to the date of this Agreement, the reports, forms, documents filed by Players with the SEC prior to the date of this Agreement (the "PLAYERS SEC REPORTS") (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Players SEC Reports or necessary in order to make the statements in such Players SEC Reports, in the light of the circumstances under which they were made, not misleading.

        (b) Except as set forth in Section 3.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Players contained in the Players SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Players and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since March 31, 1999, were not or are not expected to be material in amount. The audited balance sheet of Players as of March 31, 1999 is referred to herein as the "PLAYERS BALANCE SHEET."

    Section 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Players SEC Reports or in Section 3.5 of the Players Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Players Balance Sheet in the ordinary course of business consistent with past practices, Players and its consolidated Subsidiaries do not have any liabilities of any kind, whether accrued, contingent or otherwise (whether or not of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Players SEC Reports or in Section 3.6 of the Players Disclosure Schedule since the date of the Players Balance Sheet, Players and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Players Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Players' capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by Players or any of its Subsidiaries to any director or officer of Players or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (x) any granting by Players or any of its Subsidiaries to any director or officer of any stock options, except as was required under employment agreements in effect as of the date of the most recent financial statements included in the Players SEC Reports, (y) any granting by Players or any of its Subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent financial statements included in the Players SEC Reports or (z) any entry by Players or any of its Subsidiaries into any employment, severance or termination agreement with any officer, (v) any change in accounting methods, principles or practices having a material adverse effect on Players, except insofar as may have been required by a change in GAAP,
(vi) any tax election that individually or in the aggregate would have a Players Material Adverse Effect or (vii) any settlement of pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Players Material Adverse Effect.

    Section 3.7.  TAXES.

        (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "TAXES" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

        (b) Players and each of its Subsidiaries (separately or as members of an affiliated, consolidated, unitary or combined group) have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions) and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects, (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained). Except as set forth in Section 3.7(b) of the Players Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Players, is threatening to assert any claims for Taxes. Except as set forth in Section 3.7(b) of the Players Disclosure Schedule, neither Players nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, and no such waivers or extensions are pending. Players and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Players nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Players or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

        (c) Neither Players nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Players or any Subsidiary of Players.

        (d) Neither Players nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

    Section 3.8.  REAL PROPERTY, TITLE AND RELATED MATTERS.

        (a) REAL PROPERTY. Section 3.8 (a) of the Players Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) all contracts or agreements relating to the Leased Real Property, and (ii) a brief description of each piece of Owned Real Property currently used by Players and its Subsidiaries in their respective businesses. Players or a Subsidiary of Players, as the case may be, has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) except as set forth in Section 3.8(a) of the Players Disclosure Schedule, Item (I), a valid leasehold interest in and the right to quiet enjoyment of the Leased Real Property for the full term of the leases. Each lease or other contract referred to in Section 3.8(a) of the Players Disclosure Schedule is a valid contract or agreement enforceable against Players or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Players, against the other parties thereto. To the knowledge of Players, there are no rights or options of any third party to acquire any ownership interest in such Leased Real Property or Owned Real Property. Neither Players nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in Section 3.8(a) of the Players Disclosure Schedule. To the knowledge of Players, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

        (b) DEFINITIONS. As used in this Section 3.8, the following terms shall have the following meanings:

    "ENCUMBRANCES" means all leases, mortgages, liens, pledges, charges, options, encumbrances or defects of any kind or character.

    "LEASED REAL PROPERTY" means all of the real property leased or subleased by Players or a Subsidiary of Players as tenant and listed on Section 3.8(a) of the Players Disclosure Schedule, together with, to the extent leased by Players, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of Players attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

    "OWNED REAL PROPERTY" means all of the real property owned by Players or any of its Subsidiaries and listed on Section 3.8(a) of the Players Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

    "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances that are disclosed in Section 3.8(a) of the Players Disclosure Schedule, except for (A) any Encumbrance which would prevent the use of the subject property for its current use, or (B) any Encumbrance which secures any indebtedness (other than indebtedness that is otherwise permitted by this Agreement), (ii) liens for taxes, assessments, fees, and other governmental charges or levies which are not yet due, payable or delinquent,
(iii) such survey exceptions or reciprocal easement agreements that do not prevent Players or its Subsidiaries, and would not prevent the Surviving Corporation, from conducting Players' business as currently conducted and which would not have a Players Material Adverse Effect, (iv) the provisions of any federal, state or local law, ordinance or regulation, PROVIDED the same are not violated by the current use of the property, (v) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not in excess of $250,000 in the aggregate at any time, and
(vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

    Section 3.9. TITLE TO PERSONAL PROPERTY; LIENS. To the best knowledge of Players, Players and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all riverboats operated by Players and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted, except for such matters which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect. Except as disclosed in Section 3.9 of the Players Disclosure Schedule, such material tangible personal assets and properties are sufficiently free of liens to allow each of Players and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted and to the best knowledge of Players, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect. There are no defects in the physical condition or operability of such material tangible personal properties and assets which would impair the use of such properties and assets as such properties and assets are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect.

    Section 3.10. INTELLECTUAL PROPERTY. Section 3.10 of the Players Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Players or any of its Subsidiaries and (ii) trademark, service mark and trade name license agreements to which Players or any of its Subsidiaries is a party. Except as disclosed in Section 3.10 of the Players Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Players and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Players and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Players Material Adverse Effect.

    Section 3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Except as disclosed in the Players SEC Reports or as disclosed in
Section 3.11(a) of the Players Disclosure Schedule, as of the date of this Agreement, neither Players nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of Players or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Players or any of its Subsidiaries, (vii) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Players or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv), (v) or (vi) if Players or any of its Subsidiaries were a party to such contract, agreement or other instrument or (viii) any other material contract requiring annual or remaining payments in excess of $250,000 after the date hereof and which is not cancelable on less than 30 days' notice (collectively, the "PLAYERS MATERIAL CONTRACTS"). "INDEBTEDNESS" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than Players or any of its Subsidiaries.

        (b) Except as disclosed in the Players SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.11(b) of the Players Disclosure Schedule, as of the date of this Agreement, (i) each of the Players Material Contracts is valid and binding upon Players or any of its Subsidiaries (and, to Players' best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Players or any of its Subsidiaries under any of the Players Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Players or any of its Subsidiaries which, with the notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Players Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or (iii), would be reasonably likely to have a Players Material Adverse Effect.

        (c) Except as disclosed in Section 3.11(c) of the Players Disclosure Schedule and except for liabilities or obligations which, individually or in the aggregate, would not be reasonably likely to have a Players Material Adverse Effect, Players and its Subsidiaries have terminated, and have no continuing liabilities or obligations under, any agreement, contract or arrangement with any person or entity relating to the Players Island Resort Casino Spa in Mesquite, Nevada. Any and all rights of the buyer of the Players Island Resort Casino Spa to indemnity by Players or any of its Subsidiaries have terminated, except for claims specifically disclosed in Section 3.11(c) of the Players Disclosure Schedule.

    Section 3.12. LITIGATION. Except as disclosed in the Players SEC Reports or in Section 3.12 of the Players Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Players or any of its Subsidiaries pending, or as to which Players or any of its Subsidiaries has received any written notice of assertion against or affecting, Players or any of its Subsidiaries or any property or asset of Players or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that individually or in the aggregate could reasonably be expected to (i) have a Players Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Players or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

    Section 3.13.  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in Section 3.13 of the Players Disclosure Schedule, the Players SEC Reports and as would not be reasonably likely to have a Players Material Adverse Effect: (i) Players and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b));
(ii) the properties currently owned or operated by Players and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined Section 3.13(c));(iii) neither Players nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property;
(iv) neither Players nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Players nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Players or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Players nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Players or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Players or any of its Subsidiaries pursuant to any Environmental Law.

        (b) For purposes of this Agreement, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

        (c) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.14.  EMPLOYEE BENEFIT PLANS.

        (a) Section 3.14(a) of the Players Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Players or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with Players or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA AFFILIATE"), or to which Players, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Players or any of its Subsidiaries (together, the "PLAYERS EMPLOYEE PLANS").

        (b) Players has delivered or made available to Buyer all material documents related to the Players Employee Plans, including, without limitation:
(i) true and complete copies of all Players Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Players Employee Plans, (iii) true and complete copies of the most recent financial statements and actuarial reports with respect to all Players Employee Plans for which financial statements or actuarial reports are required or have been prepared;
(iv) the most recent determination letter from the IRS (if applicable) for any such Players Employee Plan, and (v) true and complete copies of any filing with or report to any Governmental Entity with respect to any Players Employee Plan made by Players or any of its Subsidiaries during the twenty-four months prior to the date of this Agreement, including, without limitation, annual reports for Players Employee Plans, and a copy of any correspondence to Players or any of its Subsidiaries from any Governmental Entity with respect to any such Players Employee Plan during such period.

        (c) All Players Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in Section 3.14(c) of the Players Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Players Employee Plans that could subject Players or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. Section 3.14(c) of the Players Disclosure Schedule sets forth a true and complete list of all outstanding loans from Players or any of its Subsidiaries to any current or former director, officer, employee or consultant.

        (d) Except as set forth in Section 3.14(d) of the Players Disclosure Schedule, any Players Employee Plan that is intended to be qualified under
Section 401 (a) of the Code and exempt from tax under Section 501 (a) of the Code has been determined by the Internal Revenue Service to be so qualified, has received a favorable determination letter from the IRS covering provisions of the Tax Reform Act of 1986, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Players Employee Plan. All contributions or other amounts payable by Players or any of its Subsidiaries with respect to each Players Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

        (e) Except as set forth in Section 3.14(e) of the Players Disclosure Schedule, neither Players, any of its Subsidiaries nor any ERISA Affiliate (i) at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) ("MULTIEMPLOYER PLAN") or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, no Players Employee Plan is subject to Title IV of ERISA and no Players Employee Plan is a Multiemployer Plan.

        (f) There are no pending, or to Players' knowledge, any threatened or anticipated claims by or on behalf of any Players Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Players Employee Plan, alleging any breach of fiduciary duty on the part of Players or any of its Subsidiaries or any of the officers, directors or employees of Players or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of Players or any of its Subsidiaries, the Players Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

        (g) With respect to any Players Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "PLAYERS WELFARE PLAN"), (i) each Players Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any Players Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and
Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501 (c)(9) of the Code) has been established or maintained in connection with a Players Welfare Plan.

    Section 3.15.  COMPLIANCE.

        (a) Except as disclosed in Section 3.15 of the Players Disclosure Schedule, each of Players and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Players' best knowledge), officers, persons performing management functions similar to officers and, to Players' best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and Players Gaming Laws (as defined below)), necessary to conduct the business and operations of Players and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects and no notice of revocation has been received in respect thereof, except where the failure to hold such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals would not, individually or in the aggregate, be reasonably likely to have a Players Material Adverse Effect (the "PLAYERS PERMITS"). Except as disclosed in the Players SEC Reports, as disclosed in Section 3.15 of the Players Disclosure Schedule, or as would not be reasonably likely to have a Players Material Adverse Effect, the businesses of Players and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as disclosed in Schedule 3.15 of the Players Disclosure Schedule, to Players' best knowledge, no investigation or review by any Governmental Entity with respect to Players or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Players Material Adverse Effect.

        (b) The term "PLAYERS GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Players or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

        (c) Except as disclosed in Section 3.15 of the Players Disclosure Schedule (i) neither Players nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Players' best knowledge), officer, key employee or, to Players' best knowledge, partners of Players or any of its Subsidiaries has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Players Gaming Laws which did or would be reasonably likely to result in fines or penalties of $250,000 or more; (ii) to the best knowledge of Players, there are no facts, which if known to the regulators under the Players Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director, other person performing management functions similar to an officer or partner, under any Players Gaming Laws; and (iii) neither Players nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Players Gaming Laws.

    Section 3.16. LABOR MATTERS. Except as disclosed in Section 3.16 of the Players Disclosure Schedule, (i) there are no proceedings pending between Players or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor, or any other Governmental Entity; (ii) to the best knowledge of Players, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Players nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Players or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Players or any of its Subsidiaries; and (iv) Players' employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout, or, to the best knowledge of Players, threat thereof, by or with respect to any employees of Players or any of its Subsidiaries. Players and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Players or any of its Subsidiaries and, except as disclosed in Players Disclosure Schedule 3.16, no collective bargaining agreement or labor union contract is being negotiated by Players or any such Subsidiary.

    Section 3.17. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Players or any of its Subsidiaries are listed on Section 3.17 of the Players Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Players' knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Players.

    Section 3.18. INFORMATION IN PROXY STATEMENT. The Proxy Statement, as such term is defined in Section 5.4(a) below (or any amendment thereof or supplement thereto), at the date mailed to Players' stockholders and at the time of the Players Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made by Players with respect to statements made therein based on information supplied by Buyer or Merger Sub for inclusion in the Proxy Statement. The Proxy

Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 3.19. STATE TAKEOVER STATUTE. The Board of Directors of Players has approved the Merger, this Agreement and the Stockholder Support Agreements and, assuming the accuracy of the representations contained in Section 4.7 hereof (without giving effect to the knowledge qualification therein), such approval is sufficient to render inapplicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby the provisions of Section 78.378 through 78.3793 of the NRS to the extent, if any, such Sections are applicable to the Merger, this Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby.

    Section 3.20. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Players Common Stock entitled to vote thereon at the Players Special Meeting with respect to the approval of the Merger (the "PLAYERS STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of Players' capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

    Section 3.21. PLAYERS RIGHTS AGREEMENT. The Rights Agreement has been amended as of August 19, 1999, in the form attached hereto as Exhibit B, so as to provide that (i) no "Distribution Date," "Stock Acquisition Date," or "Trigger Event" thereunder shall be deemed to have occurred, (ii) none of Buyer or any of its Subsidiaries will be an "Acquiring Person" thereunder and (iii) no holder of rights issued thereunder shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, the Rights Agreement, in each case solely by reason of the approval and execution of this Agreement or the execution of the Stockholder Support Agreements, or the consummation of the transactions contemplated hereby or thereby.

    Section 3.22. YEAR 2000. Except as disclosed in Section 3.22 of the Players Disclosure Schedule, as of the date hereof, all computer software necessary for the conduct of its business (the "SOFTWARE") is (or will be, prior to December 31, 1999, as provided in Section 3.22 of the Players Disclosure Schedule) designed to be used prior to, during, and after December 31, 1999, and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Players further represents and warrants that as of the date hereof, the Software either does or will, prior to December 31, 1999 as provided in Section
3.22 of the Players Disclosure Schedule accept, calculate, sort, extract and otherwise process date inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

    Section 3.23. OPINION OF FINANCIAL ADVISOR. Players has received the oral opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Players Common Stock from a financial point of view.

    Section 3.24. BROKERS. None of Players, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Players has retained DLJ as its financial advisor.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

    Buyer and Merger Sub represent and warrant to Players that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by

Buyer and Merger Sub to Players on or before the date of this Agreement (the "BUYER DISCLOSURE SCHEDULE"), or as otherwise expressly contemplated by this Agreement. Any reference in the Merger Agreement to Buyer's "best knowledge," or "the best of Buyer's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Buyer or any of its Subsidiaries, for all purposes. The Buyer Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 4.1. ORGANIZATION OF BUYER AND MERGER SUB. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT"). Buyer has delivered to Players a true and correct copy of the Certificate of Incorporation and Bylaws of Buyer, in each case as amended to the date of this Agreement.

    Section 4.2.  CAPITALIZATION OF MERGER SUB.

    The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $.01 per share ("MERGER SUB COMMON STOCK"), of which 1,000 shares are issued and outstanding. Buyer owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

    Section 4.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

        (b) Other than as disclosed in Section 4.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub does not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or (y) would not impair or materially delay the consummation of the Merger.

        (c) Except as disclosed in Section 4.3(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) any approvals and filing of notices required under any applicable gaming industry regulation,
(iv) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages,
(v) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Buyer Material Adverse Effect.

    Section 4.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

        (a) Buyer and its Subsidiaries that are required to file forms, reports or other document with the SEC (the "BUYER REPORTING SUBSIDIARIES") have filed and made available to Buyer all forms, reports and documents required to be filed by Buyer and the Buyer Reporting Subsidiaries with the SEC since January 1, 1995 (collectively, the "BUYER SEC REPORTS"). The Buyer SEC Reports (including any financial statements filed as part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) of Buyer contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount.

    Section 4.5. PROXY STATEMENT. The information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4(a) below) shall not, on the date the Proxy Statement is first mailed to stockholders of Players, at the time of the Players Special Meeting (as provided for in Section 5.5) and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Players Special Meeting which has become false or misleading.

    Section 4.6. BROKERS. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees in connection with the transactions contemplated by this Agreement, except that Buyer has retained Deutsche Bank Alex. Brown and Morgan Stanley & Co. as Buyer's financial advisors.

    Section 4.7. OWNERSHIP OF SECURITIES. As of the date hereof, neither Buyer nor, to Buyer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Players Common Stock representing at least 20% of the total number of outstanding shares of Players Common Stock.

    Section 4.8. FINANCING. Buyer and its Subsidiaries will have available, to the extent required as of the Closing Date, sufficient funds to enable Buyer and its Subsidiaries to (i) pay the Merger Consideration, (ii) purchase any of Players' outstanding 10 7/8% Senior Notes due 2005 (the "SENIOR NOTES") required to be purchased pursuant to the change of control provisions contained in the indenture governing such indebtedness and (iii) consummate any tender offer and/or consent solicitation for the Senior Notes required to be consummated pursuant to 5.12(c).

                                   ARTICLE V.
                                   COVENANTS

    Section 5.1.  CONDUCT OF BUSINESS OF PLAYERS.

    Except as disclosed in Section 5.1 of the Players Disclosure Schedule during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Players agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Players agrees (except as otherwise contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

        (a) DIVIDENDS; CHANGES IN STOCK. Players shall not and shall cause its Subsidiaries not to, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Players to its parent (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Players or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

        (b) ISSUANCE OF SECURITIES. Players shall not and shall cause its Subsidiaries not to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Players Common Stock upon the exercise of Players Options outstanding on the date of this Agreement and in accordance with their present terms).

        (c) GOVERNING DOCUMENTS. Players shall not and shall cause its Subsidiaries not to amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents.

        (d) NO ACQUISITIONS. Players shall not and shall cause its Subsidiaries not to acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof.

        (e) NO DISPOSITIONS. Players shall not and shall cause its Subsidiaries not to sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice.

        (f) INDEBTEDNESS. Players shall not and shall cause its Subsidiaries not to (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Players or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice.

        (g) EMPLOYEE BENEFITS. Players shall not and shall cause its Subsidiaries not to, except as required by applicable law or, with respect to the limitations contained in subclauses (C) and (G) of this Section 5.1(b)(vii), agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; (B) negotiate or enter into any collective bargaining agreement or labor union contract; (C) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice); (D) adopt or establish any new benefit plan; or amend any existing benefit plan, including, without limitation, the Players Employee Plans and the Players Welfare Plan, except as required by law; or pay any benefit not provided for under any Players Employee Plan or Players Welfare Plan; (E) adopt, establish or amend any severance pay plan; or increase in any manner the severance or termination pay of any officer or employee; (F) modify the provisions of any Players Stock Option Plan; or adjust or modify the terms of any outstanding Players Options; or take any action to accelerate the vesting of, or cash out rights associated with, any Players Option or Players SAR, except as contemplated by the Employment Agreements; or remove existing restrictions in any Players Stock Option Plan or other plan or arrangement; (G) grant any new awards under any Players Stock Option Plan or other bonus, incentive, performance or compensation plan or arrangement, including the grant of Players Options, Players SARs, stock-based or stock-related awards, performance units or restricted stock; (H) take any action to fund or, in any other way secure, the payment of compensation or benefits under any Players Employee Plan, Players Welfare Plan or other employee plan, agreement, contract or arrangement; or (i) hire any individual as an employee, independent contractor or consultant who will be paid an annual base salary that equals or exceeds $100,000, without the prior written consent of Buyer.

        (h) MATERIAL CONTRACTS. Players shall not and shall cause its Subsidiaries not to (a) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act or (b) modify, amend or terminate any existing agreement of such type or waive, release or assign any material rights or claims contained therein, except in the ordinary course of business consistent with past practice.

        (i) ACCOUNTING MATTERS. Players shall not and shall cause its Subsidiaries not to make any material change in accounting methods, principles or practices except as required by GAAP, or the applicable regulations under the Securities Act and the Exchange Act.

        (j) TAX MATTERS. Players shall not and shall cause its Subsidiaries not to make any material tax election or enter into any settlement or compromise with respect to any material income tax liability.

        (k) SETTLEMENT. Players shall not and shall cause its Subsidiaries not to settle any pending or threatened litigation involving Players or any of its Subsidiaries (whether brought by a private party or a Government Entity), except for settlements that, in the aggregate, involve payments, not covered by insurance, by Players or any Subsidiaries of less than $250,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any material restrictions on the business or operations of Players or any of its Subsidiaries.

        (l) CAPITAL EXPENDITURES. Players together with its Subsidiaries shall not make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate.

        (m) GENERAL. Players shall not and shall cause its Subsidiaries not to authorize any of, or commit or agree to take any of, the foregoing actions.

    Section 5.2. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Players shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Players and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Players or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Players or Buyer contained in this Agreement.

    Section 5.3. NO SOLICITATION. From and after the date hereof, Players shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction involving Players or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates (a "THIRD PARTY") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that until approval of the Merger at the Players Special Meeting (as defined below), nothing contained in this Agreement shall prevent Players or its Board of Directors, from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Players, if the Board of Directors of Players reasonably believes in good faith that (i) such Acquisition Proposal, after consultation with and receipt of advice from DLJ, is reasonably capable of being completed on substantially the terms proposed and is superior from a financial point of view to the holders of Players Common Stock than the transactions contemplated by this Agreement and (ii) after receipt of advice to such effect from outside legal counsel (who may be Players' regularly engaged outside legal counsel), determines in good faith that such action is required for the Board of Directors of Players to comply with its duties to holders of Players Common Stock imposed by applicable law (a "SUPERIOR PROPOSAL").

    Section 5.4.  PROXY STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Players shall either (i) prepare and file with the SEC an amendment to the proxy statement of Players dated July 22, 1999 that Players mailed to its stockholders, in connection with the proposed merger of a subsidiary of Jackpot Enterprises, Inc. with and into Players, which amendment will modify such proxy statement so that it can be used to send to Players' stockholders in connection with, and for their consideration of, this Agreement and the Merger or (ii) prepare and file with the SEC, in preliminary form, a new proxy statement to be sent to Players' stockholders in connection with, and for their consideration of, this Agreement and the Merger (in either case, the "PROXY STATEMENT").

        (b) Players and Buyer shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    Section 5.5. SPECIAL MEETING. Players shall either (i) duly adjourn the stockholder meeting it called for September 14, 1999 to such other date that is the first practicable date on which Players can reasonably hold such stockholder meeting for the purpose of allowing such stockholders to vote upon this Agreement and the Merger, or (ii) cancel the stockholder meeting currently scheduled for September 14, 1999 and instead duly call, give notice of, convene and hold a new special meeting of its stockholders for the purpose of voting upon this Agreement and the Merger to be held as promptly as reasonably practicable after the date hereof (in either case, the "PLAYERS SPECIAL MEETING"). Except as expressly otherwise PROVIDED in Section 5.3 hereof, Players shall, through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement and the Merger.

    Section 5.6. ACCESS TO INFORMATION. Upon reasonable notice, Players (and each of their respective Subsidiaries) shall afford to Buyer and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all of Players' personnel, properties, books, contracts, commitments and records and, during such period, Players shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold any such information furnished to it by Players in confidence in accordance with the confidentiality agreements between the parties (collectively, the "CONFIDENTIALITY AGREEMENT"). No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Paragraphs 5 and 6 of the Confidentiality Agreement binding Buyer shall be terminated and be without effect upon any termination of this Agreement pursuant to Sections 7.1(e) or 7.1(f).

    Section 5.7.  GOVERNMENTAL APPROVALS.

        (a) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable without conditions, restrictions or limitations that are more restrictive than those conditions, restrictions and limitations applicable to Players on the date hereof, all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("GOVERNMENTAL

APPROVALS"). Each of the parties hereto and their respective officers, directors and affiliates shall file within thirty (30) days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Players and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Players or to Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Players and Buyer (the "NOTIFYING PARTY") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; PROVIDED, HOWEVER, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

        (b) Players and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Players and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

        (c) Notwithstanding any other provision of this Agreement (but without limiting the obligations set forth in Sections 5.7(a) and (b)), Buyer shall have no obligation or affirmative duty under this Section 5.7 to cease or refrain from the ownership of any assets or properties (including any of the assets and properties to be acquired from Players) or the association with any person or entity which association is material to the operations of Buyer, whether on the date hereof or at any time in the future.

    Section 5.8. PUBLICITY. Players and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    Section 5.9.  INDEMNIFICATION.

        (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Players (the "INDEMNIFIED PARTIES"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Players would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

        (b) For a period of three years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Players' directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Players to Buyer) with coverage in amount and scope at least as favorable as Players' existing coverage; PROVIDED that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Players for such coverage; and if such premium would at any time exceed 200% of the such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

        (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of Players by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 5.10. STOCKHOLDER LITIGATION. Players shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Players and its directors relating to the transactions contemplated hereby, PROVIDED, HOWEVER, that no such settlement shall be agreed to without Buyer's consent.

    Section 5.11.  EMPLOYEE BENEFITS.

        (a) Buyer shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Players and its Subsidiaries provided to Buyer on or prior to the date of this Agreement and which are identified on Players Disclosure Schedule 3.14(a).

        (b) For purposes of determining eligibility for participation and vesting under any employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Players and its Subsidiaries as of the Effective Time shall receive service credit for service with Players and any of its Subsidiaries to the same extent such service was granted under the Employee Plans but not for purposes of determining benefit accruals. This Section 5.11 shall not obligate the Buyer or Surviving Corporation to provide benefits to employees of Players and its Subsidiaries that are comparable to the benefits provided under any Players Employee Plan under which any such employee may previously have been covered.

        (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any Plan of Players following the Effective Time.

        (d) Buyer acknowledges that Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. have terminated employment with Players prior to the date hereof. Players shall obtain and deliver to Buyer prior to the Closing Date a written resignation letter from John Groom (together with Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. hereinafter collectively referred to as the "EXECUTIVES") which shall be effective as of the Effective Time, and Buyer agrees that it will, and will cause the Surviving Corporation to, (i) treat the Merger as a "Change of Control" and each Executive's termination of employment as a "Termination Upon a Change of Control" for purposes of each Executive's employment agreement, change of control agreement or other termination agreement with Players governing the terms of each Executive's employment and severance from employment with Players, and for purposes of all related option and other agreements affecting the terms and conditions of such Executive's employment (collectively, the "EMPLOYMENT AGREEMENTS"), and (ii) pay at Closing the amounts, and provide the benefits, required to be paid or provided to each such Executive upon a Termination Upon a Change of Control under the applicable Employment Agreement, in each case, without the need for any further action by any Executive. To the extent permitted by and in accordance with the Employment Agreements, Buyer shall reduce the amounts required to be paid to each

Executive due to a Termination Upon Change of Control or otherwise (the "REDUCED AMOUNT") to the extent necessary to avoid any limitation of the Buyer's federal income tax deduction under Section 280G of the Code and the rulings and regulations thereunder. The Reduced Amount shall represent the maximum severance payment that an Executive may receive without causing such payment to be subject to an excise tax and the limitations on deductions under Section 280G of the Code. To the extent necessary to avoid any limitation on the Buyer's deductions under Section 280G of the Code, after determination of the Reduced Amount, the Buyer may also cause an Executive's "parachute payments" (within the meaning of Code Section 280G) to be reduced to the Reduced Amount, after consulting with each affected Executive to determine which payments shall be reduced. At least sixty days before the Closing Date, a report (the "ACCOUNTANT'S REPORT"), setting forth the Reduced Amount, as described in Section 5.11(d) hereof, for each Executive, prepared by Ernst & Young (the "ACCOUNTANT") shall be delivered to Buyer for its review.

        (e) Buyer agrees that employees of Players who are employees on the Closing Date shall be entitled to receive the bonus that they would otherwise receive in accordance with Players' bonus compensation programs consistent with prior practice as in effect on the date of this Agreement, pro rated from April 1, 1999 to the Closing Date. For purposes of this Subsection (e), Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. shall not be treated as employees on the Closing Date, any provision in Subsection (d) hereof to the contrary notwithstanding.

        (f) Players shall, prior to the Closing Date, take all corporate actions to terminate Players' 401(k) plan effective immediately prior to the Effective Time in conformity with the requirements of the Internal Revenue Code and ERISA.

    Section 5.12.  FURTHER ASSURANCES AND ACTIONS.

        (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Players and the Surviving Corporation shall take all such necessary action.

        (c) Notwithstanding the foregoing, if Buyer reasonably determines that it is necessary or desirable to consummate the Merger or any of the other transactions contemplated by this Agreement, Buyer (or any Subsidiary of Buyer) or, at Buyer's request, Players shall commence an offer (the "TENDER OFFER") to purchase all of the outstanding Senior Notes and a solicitation of consents to eliminate substantially all of the restrictive covenants contained in the indenture governing the Senior Notes (collectively, the "TENDER OFFER AND CONSENT SOLICITATION"), which Tender Offer and Consent Solicitation shall be commenced in sufficient time in advance of the Closing Date so that the Tender Offer can be consummated on the Closing Date and shall be on such terms as are reasonably designed to result in the acceptance of such offer and consent by the holder of the Senior Notes representing at least 66 2/3% of the aggregate principal amount of Senior Notes outstanding at the time the Tender Offer and Consent Solicitation is consummated. If Players commences the Tender Offer and Consent Solicitation, Players shall prepare, subject to advice and comments of Buyer, an offer to purchase and consent solicitation for the Senior Notes and forms of related letters of transmittal (collectively, the "OFFER TO

PURCHASE") and summary advertisement, as well as all other information and exhibits (collectively, the "OFFER DOCUMENTS"). All mailings to the holder of the Senior Notes in connection with the Tender Offer and Consent Solicitation shall be subject to prior review, comment and approval of Buyer. Players will use commercially reasonable efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from Buyer to do so. Players agrees to promptly correct any information in the Offer Documents that shall or have become false or misleading in any material respect. Players shall waive any of the conditions to the Tender Offer and Consent Solicitation and make any other changes in the terms and conditions of the Tender Offer and Consent Solicitation as may be reasonably requested by Buyer; PROVIDED that the Tender Offer and Consent Solicitation are not required to be consummated unless the Merger is consummated. If Players commences the Tender Offer and Consent Solicitation at Buyer's request pursuant to this Section 5.12(c) and this Agreement is subsequently terminated under circumstances in which Buyer is entitled to neither the Termination Fee pursuant to Section 7.3(b) nor reimbursement of expenses pursuant to Section 7.3(c), then Buyer shall reimburse Players for all its expenses related thereto.

        (d) If necessary to cause the Merger not to violate the covenants contained in the indenture governing the Senior Notes, the parties shall, at Buyer's option, amend this Agreement to the extent necessary to provide that Players will merge with and into a direct or indirect wholly-owned subsidiary of Buyer with such subsidiary as the surviving corporation.

    Section 5.13. RIGHTS AGREEMENT. Prior to the Effective Date and at Buyer's request, Players shall take all necessary action (i) to redeem, for .005 per Right (as defined in the Rights Agreement), all of the outstanding Rights under the Rights Agreement, effective immediately prior to the Effective Time, and to ensure that after such redemption (A) neither Buyer nor Merger Sub shall have any obligations under the Rights or the Rights Agreement and (B) none of the holders of the Rights shall have any rights under the Rights Agreement or (ii) to amend the Rights Agreement to provide that the Rights expire without any payment in respect thereof immediately prior to the Effective Time.

                                  ARTICLE VI.
                              CONDITIONS TO MERGER

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Players in the manner required under the NRS and the Articles of Incorporation of Players.

        (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which Buyer reasonably determines in good faith will have or would reasonably be expected to have a Players Material Adverse Effect or a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, Players shall have obtained the issuance or renewal by the Louisiana Gaming Control Board of licenses or permits for Players to operate its Lake Charles casino riverboats for the statutory maximum period without (i) any conditions, limitations or restrictions which

Buyer reasonably determines in good faith will or would reasonably be expected to materially interfere with or impede Players' ability to operate its Lake Charles casino riverboats and (ii) imposition of any fines, penalties or other payments by one or more gaming regulatory authorities against Players and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Players is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Players) relating to the actions of Players and/or its current or former officers, directors, agents or representatives relative to the allegations of impropriety by Rick Shetler and former Louisiana Governor Edwards in an aggregate amount that would reasonably be expected to have a material adverse effect on the business of Players' Lake Charles casino (with materiality determined with respect to the enterprise value of such business).

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PLAYERS. The obligation of Players to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Players:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Buyer Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED that, notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Buyer shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole. Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Players shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Players set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Players Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; PROVIDED that, notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Players shall be deemed not fulfilled if the respects in which the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of Players and its Subsidiaries, taken as a whole. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PLAYERS. Players shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Players by the Chief Executive Officer and the Chief Financial Officer of Players to each such effect.

        (c) NO TRIGGER OF RIGHTS AGREEMENT. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of Players under the Rights Agreement, or will occur as a result of the consummation of the Merger, or Players shall have redeemed all of the Rights issued under the Rights Agreement or amended such agreement to provide for the expiration of such rights, in each case in the manner contemplated in Section 5.13.

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(j), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by Players' stockholders:

        (a) by mutual written consent of Players and Buyer; or

        (b) by either Buyer or Players if the Merger shall not have been consummated by October 31, 1999 (the "OUTSIDE DATE"); PROVIDED that either Buyer or Players may extend the Outside Date to January 31, 2000 by providing written notice thereof to the other party within five (5) business days prior to and including October 31, 1999 if (i) the Merger shall not have been consummated by such date because one or more of the conditions set forth in Article VI have not been satisfied and such party continues to use its reasonable best efforts to cause such conditions to be satisfied, (ii) the party requesting such extension has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before October 31, 1999, and (iii) it is reasonably probable, that the unsatisfied conditions can be satisfied during such extension period; PROVIDED FURTHER that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

        (c) by either Buyer or Players if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action not subject to appeal, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Buyer or Players, if, at the Players Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Players in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

        (e) by Buyer, if the Board of Directors of Players shall have (i) withdrawn or modified its recommendation of this Agreement or the Merger, (ii) recommended an Acquisition Proposal to the stockholders of Players, or (iii) failed to reaffirm its recommendation of this Agreement and the Merger upon the request of Buyer at any time; or

        (f) by Players, in accordance with Section 5.3; PROVIDED that no termination under this Section 7.1(f) shall be effective until (i) the termination fee required by Section 7.3(b) shall be paid and (ii) at least three Business Days shall have elapsed after delivery to Buyer of a written notice from Players providing a complete and accurate description of material terms of the Superior Proposal, including the identity of all parties thereto; or

        (g) by Buyer, upon breach of any material representation, warranty, covenant or agreement on the part of Players set forth in this Agreement, or if any representation or warranty of Players shall have become untrue, in either case such that the conditions set forth in Section 6.3 would not be satisfied ("TERMINATING PLAYERS BREACH"); PROVIDED, HOWEVER, that, if such Terminating Players Breach is curable by Players through best efforts within 30 days and for so long as Players continues to exercise such best efforts during such 30 day period, Buyer may not terminate this Agreement under this Section 7.1(g); PROVIDED FURTHER that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) solely on account of the continued pendency of any litigation filed by Jackpot or any stockholders of either Jackpot or Players in connection with the termination of the Agreement and Plan of Merger dated as of February 8, 1999 among Jackpot, JEI Merger Corp. and Players; or

        (h) by Players, upon breach of any material representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied ("TERMINATING BUYER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Buyer Breach is curable by Buyer through best efforts within 30 days and for so long as Buyer continues to exercise such best efforts during such 30 day period, Players may not terminate this Agreement under this Section 7.1(h); or

        (i) by Players, if Buyer has not filed all required initial applications and documents in connection with obtaining the Governmental Approvals within 30 days after the date of this Agreement, as further set forth in Section 5.7; PROVIDED, HOWEVER, that Players shall not be permitted to terminate Agreement pursuant to this Section 7.1(i) if Buyer has filed all such required initial applications and documents; or

        (j) by Buyer, if (A) the Louisiana Gaming Control Board revokes Players' licenses or permits to operate its Lake Charles casino riverboats or (B) one or more gaming regulatory authorities imposes fines or penalties against, or requires other payments by, Players and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Players is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Players) relating to the actions of Players and/or its current or former directors, officers, agents or representatives relative to the allegations of impropriety by Rick Shetler and former Louisiana Governor Edwards in an aggregate amount that would reasonably be expected to have a material adverse effect on the business of Players' Lake Charles casino (with materiality determined with respect to the enterprise value of such business).

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Players, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for (i) a willful breach of this Agreement or (ii) a breach by Buyer or Merger Sub of its obligations pursuant to the second sentence of Section 5.7(a); PROVIDED that the provisions of this Section 7.2 and Section
7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3.  FEES AND EXPENSES.

        (a) Except as set forth in this Section 7.3 and the last sentence of
Section 5.12(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Fees and expenses payable under this Section 7.3 to any party hereunder shall include all costs of collection and interest from the date such payment is due at a rate per annum of the London Interbank Offered Rate plus 2%.

        (b) Players shall pay Buyer a termination fee of $13,500,000 via wire transfer of same-day funds on the date of the earliest to occur of the following events:

           (i) the termination of this Agreement by Buyer or Players pursuant to
       Section 7.1(d), if an Acquisition Proposal involving Players shall have been publicly announced and be pending at the time of the Special Meeting;

           (ii) the termination of this Agreement by Buyer pursuant to Section 7.1(e); or

           (iii) the termination of this Agreement by Players pursuant to
       Section 7.1(f).

    Except as provided in Section 7.3(c) below, Players' payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer against Players and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Players.

        (c) In addition to the provisions of Sections 7.3(b) and (d), (i) if (A) Buyer or Players terminates this Agreement pursuant to Section 7.1(d), (B) Buyer terminates this Agreement pursuant to Section 7.1(e), (C) Players terminates this Agreement pursuant to Section 7.1(f), (D) Buyer terminates this Agreement pursuant to Section 7.1(g), or (E) Buyer terminates this Agreement pursuant to
Section 7.1(j), Players will pay to Buyer a cash reimbursement payment of $13,500,000; and (ii) if (A) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) or (B) Players or Buyer terminates this Agreement pursuant to
Section 7.1(c), Players will pay to Buyer a cash reimbursement payment of $6,750,000; in each case together with interest thereon, at a rate equal to the London Interbank Offered Rate plus 1%, from the date hereof to the date such payment is due pursuant to this Agreement (the "REIMBURSEMENT PAYMENT"), reflecting reimbursement of the amount paid by Buyer to Jackpot on Players' behalf on the date hereof to pay the termination fee owed to Jackpot under the Jackpot Merger Agreement (which amount, in the event of termination of this Agreement, will be paid only on the terms set forth in this Section 7.3(c)).

        (d) In addition to the provisions of Sections 7.3(b) and (c), if (i) Buyer or Players terminates the Agreement pursuant to Section 7.1(d) (and a termination fee is not otherwise payable pursuant to Section 7.3(b)(i)), (ii) Buyer terminates this Agreement pursuant to Section 7.1(g), (iii) Buyer terminates this Agreement pursuant to Section 7.1(j), or (iv) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Players, its employees or operations not previously disclosed to Buyer by Players, Players shall immediately thereafter reimburse Buyer and Merger Sub all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000 plus, in the case of (i) above, a termination fee of $3,000,000.

        (e) If (i) Players terminates this Agreement pursuant to Section 7.1(i),
(ii) Players terminates this Agreement pursuant to Section 7.1(h) or (iii) Players or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Buyer, its employees or operations, Buyer shall immediately thereafter reimburse Players all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $1,000,000.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Players, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    Section 8.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 1.5, 1.6, 2.1, 2.2, 2.3, 5.9, and 5.11 and Article VIII. The
Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 8.2. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        (a) if to Players, to

             Players International, Inc.
             Attention: Chief Executive Officer
             1300 Atlantic Avenue, Suite 800
             Atlantic City, NJ 08401
             with a copy to
             Morgan, Lewis & Bockius LLP
             Attention: Peter P. Wallace, Esq.
             300 South Grand Avenue, 22nd Floor
             Los Angeles, CA 90071

        (b) if to Buyer or Merger Sub, to

             Harrah's Entertainment, Inc.
             Attention: Colin V. Reed
             5100 West Sahara
             Las Vegas, NV 89146
             with a copy to:
             Latham & Watkins
             Attention: David M. Hernand
             633 W. 5th Street, Suite 4000
             Los Angeles, CA 90071

    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or

"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 19, 1999.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Players makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable conflicts of law.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer; PROVIDED that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 8.8. SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 8.8 would have a Buyer Material Adverse Effect with respect to Buyer or a Players Material Adverse Effect with respect to Players, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

    Section 8.9. SPECIFIC PERFORMANCE. Except as provided in Section 7.3(b), the parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

                           SIGNATURES BEGIN NEXT PAGE

IN WITNESS WHEREOF, BUYER, MERGER SUB AND PLAYERS HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR RESPECTIVE DULY AUTHORIZED OFFICERS AS OF THE DATE FIRST WRITTEN ABOVE.

                                HARRAH'S ENTERTAINMENT, INC.

                                     /s/ COLIN V. REED
                                     -----------------------------------------
                                     By: Colin V. Reed
                                     Its: Chief Financial Officer

                                HEI ACQUISITION CORP. II

                                     /s/ COLIN V. REED
                                     -----------------------------------------
                                     By: Colin V. Reed
                                     Its: Chief Financial Officer

                                PLAYERS INTERNATIONAL, INC.

                                     /s/ JOHN GROOM
                                     -----------------------------------------
                                     By: John Groom
                                     Its: President, Chief Executive Officer
                                     and Chief Operating Officer

PROXY FORM

                            PLAYERS INTERNATIONAL, INC.
        1300 ATLANTIC AVENUE, SUITE 800, ATLANTIC CITY, NEW JERSEY 08401
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of PLAYERS INTERNATIONAL, INC. (the "Company") hereby appoints JOHN GROOM and RAYMOND A. SPERA, JR., and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Special Meeting of Stockholders of the Company to be held on October 21, 1999 at 1:00 p.m. at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated below.

1. Approval and adoption of the Agreement and Plan of Merger dated as of August 19, 1999 (among the Company, Harrah's Entertainment, Inc. and HEI Acquisition Corp. II) and approval of the merger of HEI Acquisition Corp. II with and into Players International, Inc. contemplated thereby.

             / / FOR             / / AGAINST             / / ABSTAIN

2. Approval of the proposal to grant the Players board of directors discretionary authority to postpone or adjourn the special meeting in order to solicit additional votes to approve the merger or to approve and adopt the merger agreement if the Secretary of Players determines that there are not sufficient votes to approve of such matters.

             / / FOR             / / AGAINST             / / ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SET FORTH WITH RESPECT TO EACH PROPOSAL. THIS PROXY ALSO DELEGATES TO THE PROXIES NAMED ABOVE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.
                                             Dated: ______________________, 1999

                                             (Complete Date)
                                             ___________________________________

                                             (Stockholder's Signature)
                                             ___________________________________

                                             (Stockholder's Signature)

                                             NOTE: Please mark, date and sign
                                             this proxy card and return it in
                                             the enclosed envelope. Please sign
                                             as your name appears below. If
                                             shares are registered in more than
                                             one name, all owners should sign.
                                             If signing in a fiduciary or
                                             representative capacity, please
                                             give full title and attach evidence
                                             of authority. Corporations please
                                             sign with full corporate name by a
                                             duly authorized officer and affix
                                             corporate seal.